EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

dated as of August 5, 2005

among

KAMAN CORPORATION

and

CERTAIN SUBSIDIARIES

as Borrowers,

VARIOUS FINANCIAL INSTITUTIONS NAMED HEREIN,

as the Banks,

THE BANK OF NOVA SCOTIA

and

BANK OF AMERICA, N.A.,

as the Co-Administrative Agents

for the Banks,

BANK OF AMERICA, N.A.,
as the Administrator,

THE BANK OF NOVA SCOTIA

and

BANC OF AMERICA SECURITIES LLC,

as the Co-Lead Arrangers and Book Managers,

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,

and

KEY BANK NATIONAL ASSOCIATION,
as Documentation Agent

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REVOLVING CREDIT AGREEMENT dated as of August 5, 2005 among KAMAN CORPORATION, a Connecticut corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 1.13 (each a “Designated Borrower” and together with the Company, the “Borrowers” and, each a “Borrower”), the various financial institutions as are or may become parties hereto (referred to herein individually as a “Bank” or collectively as the “Banks”), THE BANK OF NOVA SCOTIA (“Scotia Capital”) and BANK OF AMERICA, N.A. (“Bank of America”) as the Co-Administrative Agents (individually, a “Co-Administrative Agent” and collectively, the “Co-Administrative Agents”) for the Banks, and BANK OF AMERICA, N.A. as the Administrator for the Banks (the “Administrator”).

WHEREAS, the Company is currently engaged directly and through its various Subsidiaries in the business of manufacturing and distributing aerospace, industrial and musical products and developing technologies which serve defense, industrial and commercial markets; and

WHEREAS, the Company has requested that the Banks extend credit to the Borrowers in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree, as of the Effective Date (as hereinafter defined), as follows:

ARTICLE I   THE LOANS

Section 1.1.  The Revolving Loans.

    (a)  Subject to the terms and conditions contained in this Agreement, each Bank and the Issuer agrees (severally and not jointly) that from time to time prior to August 5, 2010 (the “Maturity Date”), such Bank will make loans to the Borrowers from time to time on any Business Day during the Availability Period in Dollars or in one or more Alternative Currencies (the “Revolving Loans” and, individually, a “Revolving Loan”); provided, that after giving effect to any Revolving Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of all Revolving Loans made by any Bank, plus such Bank’s Commitment Percentage of the Outstanding Amount of all L/C Obligations, plus such Bank’s Commitment Percentage of the Outstanding Amount of all Swing Line Loans, shall not exceed such Bank Commitment, and (iii) the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Bank’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 1.1(a), prepay under Section 1.8 and reborrow under this Section 1.1(a).

    (b)  Each Revolving Loan shall be either a Base Rate Loan or a Eurocurrency Rate Loan, as the Borrower may elect, in each case subject to the provisions of this Agreement. Although the Aggregate Commitments initially equal $150,000,000, it is understood that each Bank’s portion of the Aggregate Commitments is a several obligation and not a joint obligation. No Bank nor the Issuer shall be required to make any Revolving Loan or issue (or participate in) any L/C Credit Extension after such

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Bank’s Commitment shall have terminated. No Bank shall be responsible to any Borrower, either Co-Administrative Agent, the Administrator or the other Banks for the obligations or Commitments of any other Bank. Neither of the Co-Administrative Agents nor the Administrator shall be responsible to any Borrower for the obligations or Commitments of any of the Banks.

Section 1.2.  Mandatory Reduction of Commitments; Optional Termination or Reduction of Commitments; Termination of Commitments.

    (a)  Mandatory Reduction of Commitments. The Aggregate Commitments, and each of the Commitments of the Banks, shall be irrevocably and permanently reduced in connection with certain sales of assets described in Section 5.6, in accordance with the provisions of Section 5.6.

    (b)  Optional Termination or Reduction of Commitments. At the Company’s option and upon five (5) Business Days’ prior written notice to the Administrator, the Company, without premium or penalty, may permanently: (i) terminate the Aggregate Commitments upon payment in full of the Obligations and (A) delivery to the Administrator of cash collateral (to be held in a cash collateral account pursuant to a cash collateral agreement satisfactory to the Administrator) in an amount equal to the then existing Stated Amount of all Letters of Credit, plus any unreimbursed disbursements made under any Letter of Credit or (B) the delivery to the Issuer of each Letter of Credit, marked “terminated” by the beneficiary, together with all accrued interest thereon to the date of such payment, and all Fees and other amounts then due the Banks hereunder and thereunder; or (ii) reduce pro rata the Aggregate Commitments of the Banks in accordance with their Commitment Percentages by an amount specified in such notice in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof upon pro rata prepayment to each Bank in accordance with its Commitment Percentage of the Outstanding Amount of the Obligations in excess of the amount of the reduced Commitment, if any, of such Bank together with accrued interest on the amount so paid to the date of such payment; provided, that (a) if the termination or reduction of any Commitment pursuant to this clause (ii) requires the payment of a Eurocurrency Rate Loan, the termination or reduction of such Commitment may be made only on the last Business Day of the Interest Period applicable to such Eurocurrency Rate Loan, (b) if any prepayment of a Eurocurrency Rate Loan is required or permitted by a Bank on a date other than the last Business Day of the Interest Period applicable thereto, the Company shall indemnify the Bank receiving any such prepayment in accordance with Section 1.18, (c) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (d) if, after giving effect to any reduction of the Aggregate Commitments, the Bid Loan, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

    (c)  Termination of Commitments. The Commitments of the Banks to make Revolving Loans and the Issuer to issue Letters of Credit shall terminate on the Maturity

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 Date, or such earlier date as such Commitments may be terminated pursuant to the provisions of this Section 1.2 or Section 7.3.

Section 1.3.  Borrowings, Conversions and Continuations of Revolving Loans.

    (a)  Procedures for Loans. Subject to all of the terms and conditions of this Agreement, including without limitation, the satisfaction of all the conditions set forth in Section 3.2 (except clause (a) thereof) to the making of any Loan, each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrator, which may be given by telephone. Each such notice must be received by the Administrator not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Revolving Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Revolving Loans. Each telephonic notice by the Company pursuant to this Section 1.3(a) must be confirmed promptly by delivery to the Administrator of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 1.5(d) and 1.6(c), each Revolving Borrowing of or conversion to Base Rate Revolving Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Revolving Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Revolving Loan Notice requesting a Borrowing, then the Revolving Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans; provided, that in the case of a failure to timely request a continuation of Revolving Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of

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Eurocurrency Rate Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

    (b)  Following receipt of a Revolving Loan Notice, the Administrator shall promptly notify each Bank of the amount (and currency) of its Commitment Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrator shall notify each Bank of the details of any automatic conversion to Base Rate Loans or continuation of Revolving Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Revolving Borrowing, each Bank shall make the amount of its Revolving Loan available to the Administrator in Same Day Funds at the Administrator’s Funding Office for the applicable currency not later than 1:00 p.m., in the case of any Revolving Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrator in the case of any Revolving Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 3.2 (and, if such Borrowing is the initial Credit Extension, Section 3.1), the Administrator shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrator either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrator by the Company; provided, that if, on the date the Revolving Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

    (c)  Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Majority Banks, and the Majority Banks may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

    (d)  The Administrator shall promptly notify the Company and the Banks of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrator shall notify the Company and the Banks of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

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    (e)  After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than (i) ten (10) Interest Periods in effect with respect to Revolving Loans denominated in Dollars and (ii) ten (10) Interest Periods in effect with respect to Revolving Loans denominated in Alternative Currencies.

Section 1.4.  Bid Loans.

    (a)  General. Subject to the terms and conditions set forth herein, each Bank agrees that the Company may from time to time request the Banks to submit offers to make loans (each such loan, a “Bid Loan”) to the Company prior to the Maturity Date pursuant to this Section 1.4; provided, that after giving effect to any Bid Borrowing, the Total Outstandings shall not exceed the Aggregate Commitments. There shall not be more than five (5) different Interest Periods in effect with respect to Bid Loans at any time.

    (b)  Requesting Competitive Bids. The Company may request the submission of Competitive Bids by delivering a Bid Request to the Administrator not later than 12:00 noon (i) one Business Day prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) four Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans. Each Bid Request shall specify (i) the requested date of the Bid Borrowing (which shall be a Business Day), (ii) the aggregate principal amount of Bid Loans requested (which must be $10,000,000 or a whole multiple of $1,000,000 in excess thereof), (iii) the Type of Bid Loans requested, (iv) the duration of the Interest Period with respect thereto, and (v) if applicable, the Designated Borrower, and shall be signed by a Responsible Officer of the Company and, if applicable, such Designated Borrower. Each Bid Request shall be made in Dollars. No Bid Request shall contain a request for (i) more than one Type of Bid Loan or (ii) Bid Loans having more than three different Interest Periods. Unless the Administrator otherwise agrees in its sole and absolute discretion, the Company may not submit a Bid Request if it has submitted another Bid Request within the prior five Business Days.

    (c)  Submitting Competitive Bids.

    (i)  The Administrator shall promptly notify each Bank of each Bid Request received by it from the Borrower and the contents of such Bid Request.

    (ii)  Each Bank may (but shall have no obligation to) submit a Competitive Bid containing an offer to make one or more Bid Loans in response to such Bid Request. Such Competitive Bid must be delivered to the Administrator not later than 10:30 a.m. (A) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (B) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans; provided, that any Competitive Bid submitted by Bank of America in its capacity as a Bank in response to any Bid Request must be submitted to the Administrator not later than 10:15 a.m. on the date on which

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Competitive Bids are required to be delivered by the other Banks in response to such Bid Request. Each Competitive Bid shall specify (A) the proposed date of the Bid Borrowing; (B) the principal amount of each Bid Loan for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Commitment of the bidding Bank, (y) must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested; (C) if the proposed Bid Borrowing is to consist of Absolute Rate Bid Loans, the Absolute Rate offered for each such Bid Loan and the Interest Period applicable thereto; (D) if the proposed Bid Borrowing is to consist of Eurocurrency Margin Bid Loans, the Eurocurrency Bid Margin with respect to each such Eurocurrency Margin Bid Loan and the Interest Period applicable thereto; (E) the Alternative Currency in which the proposal Bid Loan is to be made and (F) the identity of the bidding Bank.

    (iii)  Any Competitive Bid shall be disregarded if it (A) is received after the applicable time specified in clause (ii) above, (B) is not substantially in the form of a Competitive Bid as specified herein, (C) contains qualifying, conditional or similar language, (D) proposes terms other than or in addition to those set forth in the applicable Bid Request, or (E) is otherwise not responsive to such Bid Request. Any Bank may correct a Competitive Bid containing a manifest error by submitting a corrected Competitive Bid (identified as such) not later than the applicable time required for submission of Competitive Bids. Any such submission of a corrected Competitive Bid shall constitute a revocation of the Competitive Bid that contained the manifest error. The Administrator may, but shall not be required to, notify any Bank of any manifest error it detects in such Bank’s Competitive Bid.

    (iv)  Subject only to the provisions of Section 1.16, Section 1.17(c), Section 3.2 and clause (iii) above, each Competitive Bid shall be irrevocable.

    (d)  Notice to Company of Competitive Bids. Not later than 11:00 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans, the Administrator shall notify the Company of the identity of each Bank that has submitted a Competitive Bid that complies with Section 1.4(c) and of the terms of the offers contained in each such Competitive Bid.

    (e)  Acceptance of Competitive Bids. Not later than 11:30 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (ii) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans, the Company shall notify the Administrator of its acceptance or rejection of the offers notified to it pursuant to Section 1.4(d). The Company shall be under no obligation to accept any Competitive Bid and may choose to reject all Competitive Bids. In the case of acceptance, such notice shall specify the aggregate principal amount of Competitive Bids for each Interest Period that is accepted. The Company may accept any Competitive Bid in whole or in part; provided, that:

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    (i)  the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Bid Request;

    (ii)  the principal amount of each Bid Loan must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof;

    (iii)  the acceptance of offers may be made only on the basis of ascending Absolute Rates or Eurocurrency Bid Margins within each Interest Period; and

    (iv)  the Company may not accept any offer that is described in Section 1.4(c)(iii) or that otherwise fails to comply with the requirements hereof.

    (f)  Procedure for Identical Bids. If two or more Banks have submitted Competitive Bids at the same Absolute Rate or Eurocurrency Bid Margin, as the case may be, for the same Interest Period, and the result of accepting all of such Competitive Bids in whole (together with any other Competitive Bids at lower Absolute Rates or Eurocurrency Bid Margins, as the case may be, accepted for such Interest Period in conformity with the requirements of Section 1.4(e) would be to cause the aggregate outstanding principal amount of the applicable Bid Borrowing to exceed the amount specified therefor in the related Bid Request, then, unless otherwise agreed by the Company, the Administrator and such Banks, such Competitive Bids shall be accepted as nearly as possible in proportion to the amount offered by each such Bank in respect of such Interest Period, with such accepted amounts being rounded to the nearest whole multiple of $1,000,000.

    (g)  Notice to Banks of Acceptance or Rejection of Bids. The Administrator shall promptly notify each Bank having submitted a Competitive Bid whether or not its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the applicable Bid Borrowing. Any Competitive Bid or portion thereof that is not accepted by the Company by the applicable time specified in Section 1.4(e) shall be deemed rejected.

    (h)  Notice of Eurocurrency Rate. If any Bid Borrowing is to consist of Eurocurrency Bid Margin Loans, the Administrator shall determine the Eurocurrency Rate for the relevant Interest Period, and promptly after making such determination, but no later than the time period specified in Section 1.4(d), shall notify the Company and the Banks that will be participating in such Bid Borrowing of such Eurocurrency Rate.

    (i)  Funding of Bid Loans. Each Bank that has received notice pursuant to Section 1.4(g) that all or a portion of its Competitive Bid has been accepted by the Company shall make the amount of its Bid Loan(s) available to the Administrator in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the date of the requested Bid Borrowing. Upon satisfaction of the applicable conditions set forth in Section 3.2, the Administrator shall make all funds so received available to the Borrower in like funds as received by the Administrator.

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    (j)  Notice of Range of Bids. After each Competitive Bid auction pursuant to this Section 1.4, the Administrator shall notify each Bank that submitted a Competitive Bid in such auction of the ranges of bids submitted (without the bidder’s name) and accepted for each Bid Loan and the aggregate amount of each Bid Borrowing.

Section 1.5.  Letters of Credit.

(a)  The Letter of Credit Commitment

    (i)  Subject to the terms and conditions set forth herein, (A) the Issuer agrees, in reliance upon the agreements of the Banks set forth in this Section 1.5, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of any Borrower or a Domestic Subsidiary Guarantor, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Banks severally agree to participate in Letters of Credit issued for the account of the Borrowers or the Domestic Subsidiary Guarantors and any drawings thereunder; provided, that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Bank, plus such Bank’s Commitment Percentage of the Outstanding Amount of all L/C Obligations, plus such Bank’s Commitment Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Bank’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

    (ii)  The Issuer shall not issue or extend any Letter of Credit if:

    (A)  the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or extension, as the case may be, unless the Majority Banks have approved such expiry date, which approval shall not be unreasonably withheld;

    (B)  the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Banks have approved such expiry date; or

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    (C)  such Letter of Credit is to be denominated in a currency other than Dollars.

    (iii)  The Issuer shall not be under any obligation to issue any Letter of Credit if:

    (A)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purpose to enjoin or restrain the Issuer from issuing such Letter of Credit, or any Law applicable to the Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuer in good faith deems material to it;

    (B)  the issuance of such Letter of Credit would violate one or more policies of the Issuer;

    (C)  except as otherwise agreed by the Administrator and the Issuer, such Letter of Credit is in an initial Stated Amount of less than $100,000;

    (D)  such Letter of Credit contains any provision for automatic reinstatement of the Stated Amount after any drawing thereunder; or

    (E)  a default of any Bank’s obligations to fund under Section 1.5(c) exists or any Bank is at such time a Defaulting Bank hereunder, unless the Issuer has entered into satisfactory arrangements with the Company or such Bank to eliminate the Issuer’s risk with respect to such Bank.

    (iv)  The Issuer shall not amend any Letter of Credit if the Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

    (v)  The Issuer shall be under no obligation to amend any Letter of Credit if (A) the Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

    (vi)  The Issuer shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuer shall have all of the benefits and immunities (A) provided to the Co-Administrative Agents and the Administrator in Article VIII with respect to any acts taken or omissions suffered by the Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to

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such Letters of Credit as fully as if the terms “Administrator” and “Co-Administrative Agent” as used in Article VIII included the Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuer.

    (b)  Existing Letters of Credit.  Each Borrower, the Banks and the Issuer each agree that (i) any Existing Letter of Credit shall be deemed a Letter of Credit issued under and governed by this Agreement, (ii) this Credit Agreement supercedes the Existing Credit Agreement with respect to the Existing Letters of Credit issued thereunder, and (iii) all Existing Letters of Credit, from and after the Effective Date, shall be subject to and governed by the terms of this Agreement.

    (c)  Procedures for Issuance and Amendment of Letters of Credit.

    (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the Issuer (with a copy to the Administrator) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the Issuer and the Administrator not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrator and the Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuer may require. Additionally, the Company shall furnish to the Issuer and the Administrator  such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuer or the Administrator may require.

    (ii)  Promptly after receipt of any Letter of Credit Application, the Issuer will confirm with the Administrator (by telephone or in writing) that the Administrator has received a copy of such Letter of Credit Application from the Company and, if not, the Issuer will provide the Administrator with a copy thereof. Unless the Issuer has received written notice from any Bank, the Administrator, any Co-Administrative Agent or any Obligor, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not

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then be satisfied then, subject to the terms and conditions hereof, the Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or Domestic Subsidiary Guarantor or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Bank’s Commitment Percentage times the amount of such Letter of Credit.

    (iii)  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuer will also deliver to the Company and the Administrator a true and complete copy of such Letter of Credit or amendment.

    (d)  Drawings and Reimbursements; Funding of Participations

    (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuer shall notify the Company and the Administrator thereof. Not later than 11:00 a.m. on the date of any payment by the Issuer under a Letter of Credit (the “Honor Date”), the Company shall reimburse the Issuer through the Administrator in an amount equal to the amount of such drawing and in Dollars. If the Company fails to so reimburse the Issuer by such time, the Administrator shall promptly notify each Bank of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Bank’s Commitment Percentage thereof. In such event, the Company shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 1.3(a) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 3.2 (other than the delivery of a Revolving Loan Notice). Any notice given by the Issuer or the Administrator pursuant to this Section 1.5(d)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

    (ii)  Each Bank shall upon any notice pursuant to Section 1.5(d)(i) make funds available to the Administrator for the account of the Issuer, in Dollars, at the Administrator’s Funding Office for Dollar-denominated payments in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrator, whereupon, subject to the provisions of Section 1.5(d)(iii), each Bank that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Company in such amount. The Administrator shall remit the funds so received to the Issuer in Dollars.

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    (iii)  With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 3.2 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate set forth in Section 1.7(d). In such event, each Bank’s payment to the Administrator for the account of the Issuer pursuant to Section 1.5(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 1.5.

    (iv)  Until each Bank funds its Revolving Loan or L/C Advance pursuant to this Section 1.5(d) to reimburse the Issuer for any amount drawn under any Letter of Credit, interest in respect of such Bank’s Commitment Percentage of such amount shall be solely for the account of the Issuer.

    (v)  Each Bank’s obligation to make Revolving Loans or L/C Advances to reimburse the Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 1.5(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against the Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that each Bank’s obligation to make Revolving Loans pursuant to this Section 1.5(d) is subject to the conditions set forth in Section 3.2 (other than delivery by the Company of a Revolving Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the Issuer for the amount of any payment made by the Issuer under any Letter of Credit, together with interest as provided herein.

    (vi)  If any Bank fails to make available to the Administrator for the account of the Issuer any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 1.5(d) by the time specified in Section 1.5(d)(ii), the Issuer shall be entitled to recover from such Bank (acting through the Administrator), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Issuer submitted to any Bank (through the Administrator) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

    (e)  Repayment of Participations.

    (i)  At any time after the Issuer has made a payment under any Letter of Credit and has received from any Bank such Bank’s L/C Advance in respect of

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such payment in accordance with Section 1.5(d), if the Administrator receives for the account of the Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrator), the Administrator will distribute to such Bank its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

    (ii)  If any payment received by the Administrator for the account of the Issuer pursuant to Section 1.5(d)(i) is required to be returned under any of the circumstances described in Section 8.5(c) (including pursuant to any settlement entered into by the Issuer in its discretion), each Bank shall pay to the Administrator for the account of the Issuer its Commitment Percentage thereof on demand of the Administrator, plus interest thereon from the date of such demand to the date such amount is returned by such Bank, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Banks under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

    (f)  Obligations Absolute. The obligation of the Company to reimburse the Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following:

    (i)  any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Credit Document;

    (ii)  the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

    (iii)  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

    (iv)  any payment by the Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other

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representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

    (v)  any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrowers or any Subsidiary in the relevant currency markets generally; or

    (vi)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, the Borrowers or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the Issuer. The Company shall be conclusively deemed to have waived any such claim against the Issuer and its correspondents unless such notice is given as aforesaid.

(g)  Role of the Issuer. Each Bank and the Company agree that, in paying any drawing under a Letter of Credit, the Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuer, the Administrator, the Co-Administrative Agents, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuer shall be liable to any Bank for (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks or the Majority Banks, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement and this assumption shall not release the Issuer from liability to the Company for the Issuer's gross negligence or willful misconduct in honoring or failing to pay under any Letter of Credit in accordance with the terms of the following sentence. None of the Issuer, the Administrator, the Co-Administrative Agents, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 1.5(f); provided, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the Issuer, and the Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuer’s willful misconduct or gross negligence or the Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuer may accept documents that appear on their face to be in order, without responsibility for further

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investigation, regardless of any notice or information to the contrary, and the Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

    (h)  Cash Collateral.

    (i)  Upon the request of the Administrator, (A) if the Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations for so long as such L/C Obligations remain outstanding.

    (ii)  In addition, if the Administrator notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to, and for so long as, the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

    (iii)  Upon the occurrence and during the continuation of any Default of the type described in Section 7.1(g) or, with notice from either of the Co-Administrative Agents, upon the occurrence and during the continuation of any other Event of Default, (A) an amount equal to that portion of the Outstanding Amount of all L/C Obligations attributable to the then aggregate amount which is undrawn and available under all Letters of Credit issued and outstanding for the account of the Borrowers or a Domestic Subsidiary Guarantor shall, without demand upon or notice to the Borrowers or any other Person, be deemed to have been paid or disbursed by the Issuer under such Letters of Credit (notwithstanding that such amount may not have in fact been so paid or disbursed); and (B) upon notification by either of the Co-Administrative Agents to the Company of its obligations under this Section 1.5(h)(iii), the Company shall be immediately obligated to reimburse the Issuer for the amount deemed to have been so paid or disbursed by such Issuer. Any amounts so payable by the Company pursuant to this Section 1.5(h)(iii) (the “Deemed Disbursement Amount”) shall be Cash Collateralized by the Company. At such time when the Defaults or Events of Default giving rise to the deemed disbursements hereunder shall have been cured or waived, the Administrator shall return to the Company the Deemed Disbursement Amount, less any amount thereof applied to the Obligations, together with accrued interest at the Federal Funds Rate, which have not been applied to the partial satisfaction of the Obligations.

    (iv)  The Administrator may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations sets

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forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 1.5 and Section 1.8, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrator, for the benefit of the Issuer and the Banks, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrator and the Issuer (which documents are hereby consented to by the Banks). Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Administrator, for the benefit of the Issuer and the Banks, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

    (i)  Applicability of ISP. Unless otherwise expressly agreed by the Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

    (j)  Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

    (k)  Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

    (l) Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.6.  Swing Line Loans.

    (a)  The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Bank agrees, in reliance upon the agreements of the other Banks set forth in this Section 1.6 to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company or the Designated Borrower, as applicable, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Commitment Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Bank acting as Swing Line Bank, may exceed the amount of such Bank’s Commitment; provided, that after giving

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effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Bank, plus such Bank’s Commitment Percentage of the Outstanding Amount of all L/C Obligations, plus such Bank’s Commitment Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Bank’s Commitment, and provided further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 1.6, prepay under Section 1.8, and reborrow under this Section 1.6. Each Swing Line Loan shall be a Eurocurrency Rate Loan with an Interest Period of 1 month. Immediately upon the making of a Swing Line Loan, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Loan in an amount equal to the product of such Bank’s Commitment Percentage times the amount of such Swing Line Loan.

    (b)  Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Bank and the Administrator, which may be given by telephone. Each such notice must be received by the Swing Line Bank and the Administrator not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Bank and the Administrator of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Bank of any telephonic Swing Line Loan Notice, the Swing Line Bank will confirm with the Administrator (by telephone or in writing) that the Administrator has also received such Swing Line Loan Notice and, if not, the Swing Line Bank will notify the Administrator (by telephone or in writing) of the contents thereof. Unless the Swing Line Bank has received notice (by telephone or in writing) from the Administrator (including at the request of any Bank) prior to 4:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Bank not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 1.6(a), or (B) that one or more of the applicable conditions specified in Article III is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Bank will, not later than 5:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Bank in Same Day Funds.

    (c)  Refinancing of Swing Line Loans.

    (i)  The Swing Line Bank at any time and in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Bank to so request on its behalf), that each Bank make a Base Rate Swing Line Loan in an amount equal to such Bank’s Commitment Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Swing

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Line Loan Notice for purposes hereof) and in accordance with the requirements of Section 1.3, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 3.2. The Swing Line Bank shall furnish the Company with a copy of the Swing Line Loan Notice promptly after delivering such notice to the Administrator. Each Bank shall make an amount equal to its Commitment Percentage of the amount specified in such Swing Line Loan Notice available to the Administrator in Same Day Funds for the account of the Swing Line Bank at the Administrator’s Funding Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Swing Line Loan Notice, whereupon, subject to Section 1.6(c)(ii), each Bank that so makes funds available shall be deemed to have made a Base Rate Swing Line Loan to the Company in such amount, without duplication for that portion of the Swing Line Loan being so refinanced. The Administrator shall remit the funds so received to the Swing Line Bank.

    (ii)  If for any reason any Swing Line Loan cannot be refinanced by such a Swing Line Borrowing in accordance with Section 1.6(c)(i), the request for Base Rate Swing Line Loans submitted by the Swing Line Bank as set forth herein shall be deemed to be a request by the Swing Line Bank that each of the Banks fund its risk participation in the relevant Swing Line Loan and each Bank’s payment to the Administrator for the account of the Swing Line Bank pursuant to Section 1.6(c)(i) shall be deemed payment in respect of such participation.

    (iii)  If any Bank fails to make available to the Administrator for the account of the Swing Line Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 1.6(c) by the time specified in Section 1.6(c)(i), the Swing Line Bank shall be entitled to recover from such Bank (acting through the Administrator), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Bank submitted to any Bank (through the Administrator) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

    (iv)  Each Bank’s obligation to make Swing Line Loans or to purchase and fund risk participations in Swing Line Loans pursuant to Section 1.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against the Swing Line Bank, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that each Bank’s obligation to make Swing Line Loans pursuant to this Section 1.6(c) is subject to the conditions set forth in Section 3.2. No such funding of risk participations shall relieve or otherwise impair the

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obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

    (d)  Repayment of Participations.

    (i)  At any time after any Bank has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Bank receives any payment on account of such Swing Line Loan, the Swing Line Bank will distribute to such Bank its Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s risk participation was funded) in the same funds as those received by the Swing Line Bank.

    (ii)  If any payment received by the Swing Line Bank in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Bank under any of the circumstances described in Section 8.5(c) (including pursuant to any settlement entered into by the Swing Line Bank in its discretion), each Bank shall pay to the Swing Line Bank its Commitment Percentage thereof on demand of the Administrator, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrator will make such demand upon the request of the Swing Line Bank. The obligations of the Banks under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

    (e)  Interest for Account of Swing Line Bank. The Swing Line Bank shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Bank funds its Base Rate Swing Line Loan or risk participation pursuant to this Section 1.6 to refinance such Bank’s Commitment Percentage of any Swing Line Loan, interest in respect of such Commitment Percentage shall be solely for the account of the Swing Line Bank.

    (f)  Payments Directly to Swing Line Bank. The Company shall, make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Bank (without duplication of any amounts of The Swing Line Loans which have been refinanced pursuant to Section 1.6(c)(i)).

Section 1.7.  Interest.

    (a)  Interest Rates on Loans.

    (i)  Loans. Each Loan shall bear interest (from the date made through and including the date of payment in full) at a rate per annum equal to either: (A) in the case of Base Rate Loans, the Base Rate; or (B) in the case of Eurocurrency Rate Loans, the Eurocurrency Rate plus the Applicable Margin for such Eurocurrency Rate Loans.

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    (ii)  Bid Loans. Each Bid Loan shall bear interest (from the date made through and including the date of payment in full) at a rate per annum as determined in accordance with Section 1.4.

    (b)  Calculation. Interest on Base Rate Loans shall be calculated on the basis of a 365 or 366 day year (as applicable) and the actual number of days elapsed, and the interest rate with respect to any Base Rate Loan shall change effective immediately upon any change in the Base Rate, without notice or demand to or upon the Borrowers. Interest on Eurocurrency Rate Loans shall be calculated on the basis of a 360 day year and the actual number of days elapsed, or in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Each determination of any interest rate by the Administrator pursuant to this Agreement or the Notes shall be conclusive and binding on the Company and each of the Banks in the absence of manifest error.

    (c)  Interest Payments. Interest shall accrue on the entire principal of each Base Rate Loan, each Eurocurrency Rate Loan and each Bid Loan and shall be payable in arrears by the Borrowers to the Administrator for the account of the Bank or Banks making such Advance as follows:

    (i)  Base Rate Loans. With respect to any Base Rate Loan, on the last Business Day of each calendar quarter and the date such Loan is repaid;

    (ii)  Eurocurrency Rate Loans. With respect to any Eurocurrency Rate Loan, on the last day of the Interest Period for such Loan; provided, that interest shall also be payable on the last day of the third (3rd) month for any Eurocurrency Rate Loan having a six (6) month Interest Period; and

    (iii)  Bid Loan. With respect to any Bid Loan, on the last day of the Interest Period for such Bid Loan; provided, that interest shall also be payable every ninety (90) days for Bid Loan with Interest Periods in excess of ninety (90) days.

It is understood and agreed that the interest payable on the last day of an Interest Period in excess of 90 days shall be only of interest accrued after the 90th day of such Interest Period if interest accrued through such 90th day was paid on such 90th day, as provided herein.

    (d)  Default Interest. Notwithstanding the foregoing, in the event any Event of Default occurs and is continuing, the Borrowers shall pay, but only to the extent permitted by law, interest (after as well as before any judgment) on all Advances and L/C Borrowings at a rate per annum equal to the then applicable rate per annum pursuant to clause (a) of this Section 1.7 (in the case of any Loans), or the then applicable fee pursuant to clause (b) of Section 1.12 (in the case of Letters of Credit and L/C Borrowings), as the case may be, plus a margin of two percent (2%).

    (e)  Interest Periods. Any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless, in the

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case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day. No Interest Period shall extend beyond the Maturity Date. Any Interest Period for a Eurocurrency Rate Loan which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall end on the last day of such calendar month (or the next preceding Business Day if such last day is not a Business Day).

    (f)  To the extent that any Bank has reimbursed any Issuer for an L/C Advance as required by this Section, such Bank shall be entitled to receive its ratable portion of any amounts subsequently received (from the Company or otherwise) in respect of such L/C Advance.

Section 1.8.  Repayments and Prepayments of Principal of Loans and Letters of Credit; Pro Rata Treatment; Application of Prepayments.

    (a)  The Borrowers agree to pay the entire principal amount of all Obligations, together with all accrued unpaid interest thereon, on the Maturity Date.

    (b)  On the last day of each Interest Period for each Eurocurrency Rate Loan (other than Swing Line Loans) and each Bid Loan, the Borrowers shall pay all principal, interest and other amounts then outstanding in respect of such Eurocurrency Rate Loan or such Bid Loan. On or prior to the date ten (10) Business Days following the making of any Swing Line Loan, the Borrowers shall pay all principal, interest and other amounts then outstanding in respect of such Swing Line Loan. Such payment may be made with the proceeds of a new or replacement Base Rate Loan, or Eurocurrency Rate Loan, to the extent then available, pursuant to all of the terms and limitations of this Agreement.

    (c)  In no event shall the Total Outstandings at any time exceed the Aggregate Commitments at such time, as such Aggregate Commitments may be reduced from time to time in accordance with the provisions hereof. Accordingly, upon any such reduction in the Aggregate Commitments, the Company agrees to prepay so much of the Loans (or Cash Collateralize the L/C Obligations) as may be necessary so that the Total Outstandings will not exceed the Aggregate Commitment, as so reduced. For the avoidance of any doubt, the parties hereto acknowledge and agree that, as used in this Agreement, Revolving Loans do not include Bid Loans.

    (d)  If the Administrator notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds the Alternative Currency Sublimit then in effect, whether due to exchange rate fluctuations or otherwise, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans (or Cash Collateralize the amount of such excess) in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Alternative Currency Sublimit then in effect.

    (e)  Upon certain sales of assets described in Section 5.6, the Company shall prepay all or a portion of the Loans in accordance with the provisions of such Section 5.6.

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    (f)  Each Borrower may, at its option, subject to the provisions of Section 1.18, prepay without premium or penalty, Revolving Loans, in whole or in part, on the following conditions: (i) such Borrower shall give to the Administrator and each of the Banks written notice of any prepayment of (A) Base Rate Loans not later than 11:00 a.m. on the Business Day on which such prepayment is to be made and (B) Eurocurrency Rate Loans not later than 11:00 a.m. on the third Business Day prior to the date on which such prepayment is to be made; (ii) each prepayment shall be in the amount of the balance owing, or in the following minimum amounts: (A) $100,000 or whole multiples of $100,000 in excess thereof (in the case of Loans denominated in an Alternative Currency), (B) $1,000,000 or whole multiple of $1,000,000 in excess thereof (in the case of Eurocurrency Rate Loans denominated in Dollars), or (C) $2,000,000 and whole multiples of $1,000,000 (in the case of Base Rate Loans denominated in Dollars) and (iii) each prepayment must be made to the Administrator for disbursement as set forth in clause (j) and (k) below, as applicable. Such notice of prepayment shall be irrevocable and shall specify (i) the date of any such prepayment, (ii) the aggregate principal amount to be prepaid pursuant to this clause (f) on such date, and (iii) the Type of Revolving Loan to be prepaid. If any Eurocurrency Rate Loan is prepaid, the Borrowers shall indemnify each Bank in accordance with Section 1.18 hereof.

    (g)  The Borrowers shall not be permitted to prepay any Bid Loan.

    (h)  Each Borrower may, at its option, subject to the provisions of Section 1.18, upon notice to the Swing Line Bank (with a copy to the Administrator), at any time or from time to time, prepay without premium or penalty, Swing Line Loans in whole or in part, on the following conditions: (i) such Borrower shall give to the Swing Line Bank written notice of any prepayment not later than 1:00 p.m. on the Business Day on which such prepayment is to be made and (ii) each prepayment shall be in a minimum amount of $100,000. Such notice shall be irrevocable and shall specify the date and amount of such prepayment.

    (i)  Except for payments in respect of any Bid Loan or Swing Line Loan, each payment of principal of Loans hereunder shall be made to each Bank pro rata based upon its Commitment Percentage at the time of such payment.

    (j)  Each payment of principal of or interest on any Bid Loan shall be made to the Administrator for the benefit of the Bank which has made such Bid Loan, regardless of such Bank’s Commitment Percentage, except that if any amounts are due and payable upon any Loans at the time of any such payment of a Bid Loan, then such payment shall be made through the Administrator to each Bank based on each Bank’s pro rata Commitment Percentage of the Total Outstandings of all Loans.

    (k)  Any partial payment of the Obligations under or in respect of any Note shall be applied by the Bank holding such Note (i) first, to the payment of all of the interest which shall be due and payable on the principal of such Note at the time of such partial payment, (ii) then, to the payment of all (if any) other amounts (except principal) due and payable under such Note at such time, and (iii) finally, to the payment of principal of such Note.

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     (l)  Each payment in respect of any Letter of Credit or L/C Borrowing in respect thereof and each payment of Fees payable to all of the Banks and each payment in respect of a permanent reduction of the Aggregate Commitments shall be made to the Administrator for prompt distribution to each such Bank pro rata based upon its Commitment Percentage.

    (m)  Each payment of Fees payable to either of the Co-Administrative Agents or the Issuer hereunder or in connection herewith shall be made directly to such Co-Administrative Agent or the Issuer.

Section 1.9.  Evidence of Debt.

    (a)  The Credit Extensions made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank and by the Administrator in the ordinary course of business. The accounts or records maintained by the Administrator and each Bank shall be conclusive absent manifest error of the payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of the Administrator in respect of such matters, the accounts and records of the Administrator shall control in the absence of manifest error. Upon the request of any Bank to a Borrower made through the Administrator, such Borrower shall execute and deliver to such Bank (through the Administrator) a Note, which shall evidence such Bank’s Loans to such Borrower in addition to such accounts or records. Each such promissory note shall in the case of Revolving Loans, be in the form of Exhibit D-1 (a “Revolving Note”), in the case of Swing Line Loans, be in the form of Exhibit D-2 (a “Swing Line Note”), and in the case of Bid Loans, be in the form of Exhibit D-3 (a “Competitive Bid Note”). Each Bank may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

    (b)  In addition to the accounts and records referred to in subsection (a), each Bank and the Administrator shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Bank of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrator and the accounts and records of any Bank in respect of such matters, the accounts and records of the Administrator shall control in the absence of manifest error.

Section 1.10.  Payments and Computations.

(a) Except as otherwise expressly provided herein and except with respect to principal and interest on Loans denominated in an Alternative Currency, each payment payable by the Borrowers to the Administrator, any Co-Administrative Agent, any Bank or the Issuer under this Agreement, the Notes, any Letter of Credit, any Domestic Subsidiary Guarantee or any other Credit Document shall be made directly to the Administrator (unless such payment is in respect of any Fees payable by the Borrowers to

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either of the Co-Administrative Agents (including in such Co-Administrative Agent’s capacity as the Issuer hereunder), in which case such payment shall be made directly to such Co-Administrative Agent), in Dollars at the Administrator’s Funding Office (or, with respect to such Co-Administrative Agent, at such office as notified to the Company by it), not later than 2:00 p.m. on the due date of each such payment and in Same Day Funds. Except as otherwise expressly provided herein, each payment payable by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency to the Administrator at the Administrator’s Funding Office not later than the Applicable Time specified by the Administrator on the due date of such payment and in Same Day Funds. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrator will promptly distribute to each Bank in Same Day Funds by wire transfer such Bank’s share (if any) of each such payment received by the Administrator.

(b) If any sum would, but for the provisions of this clause (b), become due and payable to the Administrator, any Co-Administrative Agent, any Bank or the Issuer by any Borrower under this Agreement, any Note, any Letter of Credit, any Domestic Subsidiary Guarantee or any other Credit Document on any day which is not a Business Day, then such sum shall become due and payable on the Business Day next succeeding the day on which such sum would otherwise have become due and payable hereunder or thereunder, and interest payable to the Administrator, such Co-Administrative Agent, such Bank or the Issuer under this Agreement, any Note, any Letter of Credit, any Domestic Subsidiary Guarantee or any other Credit Document shall be adjusted by the Administrator (or such Co-Administrative Agent, as the case may be) accordingly.

Section 1.11.  Payments to be Free of Deductions.

(a) Each payment payable by the Borrowers to the Administrator, any Co-Administrative Agent or any Bank under this Agreement or any other Credit Document shall be made in accordance with Section 1.10 hereof, in Dollars or the applicable Alternative Currency, without set-off or counterclaim and free and clear of and without any deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings of any kind, now or hereafter imposed or levied by any Governmental Authority. If any amounts are so levied or imposed, each Borrower agrees to pay such amounts in full to the relevant Governmental Authority in accordance with applicable law and as set forth in paragraph (b) below, and such additional amounts as may be necessary so that every payment of all amounts due hereunder or under any Note, after withholding or deduction for or on account of any amounts imposed or levied by any Governmental Authority, will not be less than the amount provided for herein or in such Note.

(b) Each Bank that is not organized under the laws of the United States or any state thereof (a “Foreign Bank”) shall provide to the Company and the Administrator on or prior to the Effective Date in the case of each Foreign Bank signatory hereto, on the date of any assignment pursuant to which it becomes a Bank in the case of each other Foreign Bank, and at such other times as required by United States law or as the

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Company or the Administrator shall reasonably request (if either such form is applicable), two duly completed signed copies of either (A) Internal Revenue Service Form W-ECI (or any successor form), certifying that all payments to be made to such Foreign Bank under this Agreement or any Note will be effectively connected to a United States trade or business (a “Form W-8ECI Certification”) or (B) Internal Revenue Service Form W-8BEN (or any successor form), certifying that such Foreign Bank is entitled to the benefits of a provision of a tax convention or treaty to which the United States is a party which exempts from United States withholding tax, in whole, all payments to be made to such Foreign Bank under this Agreement or any other Credit Document (a “Form W-8BEN Certification”). Each Foreign Bank agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Company’s or the Administrator’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN or Form W-8ECI in addition to or in replacement of the forms previously delivered, deliver to the Company and the Administrator, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-9, as applicable (or any successor forms thereto). Each Foreign Bank shall also deliver to the Company and the Administrator, to the extent applicable, such other additional or supplemental forms as may at any time be required as a result of changes in applicable law, rule, regulation or treaty or the circumstances of such Foreign Bank in order to confirm or maintain in effect its entitlement to an exemption from United States withholding tax on any payments hereunder; provided, that the circumstances of such Foreign Bank at the relevant time and applicable law permit it to do so. If a Foreign Bank determines, as a result of (1) applicable law, rule, regulation, treaty, or any official application thereof, or (2) its circumstances, that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section 1.13(b), or that it is required to withdraw or cancel any such form or certificate previously submitted, it shall promptly notify the Company and the Administrator of such fact (a “Withholding Notice”). In the event that the withholding or deduction from any payment to be made by the Company hereunder is required in respect of any taxes (excluding franchise taxes and taxes imposed on or measured by any Bank’s net income or receipts) pursuant to any applicable law, rule or regulation, then the Company will pay the full amount required to be deducted or withheld to the United States Internal Revenue Service or other applicable Governmental Authority within the time allowed for such payment under applicable law and deliver to the Administrator and the Banks within thirty (30) days after it has made such payment either (x) a receipt issued by such Governmental Authority evidencing its receipt of such payment, or (y) if the Company cannot obtain such a receipt after using reasonable diligence under the circumstances, a certificate duly executed by a principal financial officer of the Company stating the amount and date of such payment and the Bank to which it relates. In the event such taxes are directly asserted against the Administrator or any Bank with respect to any payment received by the Administrator or such Bank hereunder, the Administrator or such Bank may pay such taxes and the Company will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such taxes (including any taxes on such additional amount) shall equal the amount such person would have received had not such taxes been asserted. If the Company fails to pay any taxes when due to the appropriate taxing authority or fails to remit to the Administrator, for the account of the respective Banks, the receipt required by clause (x) above or certificate required by clause (y) above, the Company shall indemnify each of the Banks for any incremental taxes (excluding franchise taxes and taxes imposed on or measured by any Bank’s net income or receipts), interest or penalties that may become payable by any Bank as a result of any such failure.

Section 1.12.  Fees.

(a) Facility Fees. The Borrowers shall pay to the Administrator, for the benefit of the Banks, a (i) facility fee (the “Facility Fee”) in Dollars in the amount equal to the Applicable Margin for the Facility Fee then in effect, multiplied by the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations), regardless of usage. The Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article III is not met, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Maturity Date (and, if applicable, thereafter on demand). If there is any change to the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period that such Applicable Margin was in effect. The Facility Fees shall be calculated quarterly in arrears on the basis of a 365 or 366 day year (as applicable) and the actual number of days elapsed. The Administrator shall promptly disburse the Facility Fee to each of the Banks in accordance with their respective Commitment Percentages.

(b) Administrator Fee and Other Fees. The Company agrees to pay each of the fees or other amounts required by the Administrator Fee Letter, the Scotia Capital Fee Letter and the Co-Lead Arrangers Fee Letter, in the amounts and at the times heretofore agreed to as set forth therein.

(c) Letter of Credit Fee. The Company agrees to pay to the Administrator, for the pro rata account of the Issuer and each other Bank in accordance with its Commitment Percentage in Dollars, (i) with respect to each Letter of Credit , a Letter of Credit fee (the “Letter of Credit Fee”) in an amount equal to the then Applicable Margin multiplied by the Stated Amount of such Letter of Credit available to be drawn under such Letter of Credit. For purposes of computing the daily amount to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 9.6. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. If there is any change in the Applicable Margin during any quarter, the daily amount

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available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Majority Banks, while any Event of Default exists, all Letter of Credit Fees shall accrue at the rate set forth in Section 1.7(d). The Company further agrees to pay to the Issuer on the date of issuance of each Letter of Credit an issuance fee in an amount mutually agreed upon by the Issuer and the Company.

(d) Fronting Fee and Documentary and Processing Charges Payable to Issuer. The Company shall pay directly to the Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Co-Lead Arrangers Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5(l). In addition, the Company shall pay directly to the Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

Section 1.13.  Designated Borrowers.

(a) The Company may at any time, upon not less than 10 Business Days’ notice from the Company to the Administrator (or such shorter period as may be agreed by the Administrator in its sole discretion), designate any wholly-owned Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Advances hereunder by delivering to the Administrator (which shall promptly deliver counterparts thereof to each Bank) a duly executed notice and agreement in substantially the form of Exhibit E (a “ Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein, the Administrator and the Banks shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrator, as may be required by the Administrator or the Majority Banks in their sole discretion, and Notes signed by such new Borrowers to the extent any Banks so require. If the Administrator and the Majority Banks agree that an Applicant Borrower shall be entitled to receive Advances hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrator shall send a notice in substantially the form of Exhibit F (a “Designated Borrower Notice”) to the Company and the Banks specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Banks agrees to permit such Designated

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Borrower to receive Advances hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided, that no Revolving Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date; and provided further, that effective as of the date hereof, the Majority Banks agree that each of the following Subsidiaries may become a “Designated Borrower” pursuant hereto (subject to satisfaction of the other conditions set forth in this Section 1.13) without any requirement of further written consent from the Majority Banks: RWG Frankenjura-Industrie Flugwerlager GmbH.

(b) The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Foreign Obligations of the Foreign Subsidiaries shall be joint and several in nature.

(c) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 1.13 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Credit Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Advances made by the Banks, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) The Company may from time to time, upon not less than 5 Business Days’ notice from the Company to the Administrator (or such shorter period as may be agreed by the Administrator in its sole discretion), terminate a Designated Borrower’s status as such, provided, that there are no outstanding Loans or L/C Obligations payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Advances made to it, as of the effective date of such termination. The Administrator will promptly notify the Banks of any such termination of a Designated Borrower’s status.

Section 1.14.  Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrator (which shall promptly notify the Banks), the Company may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $50,000,000; provided, that (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Company may make a maximum of three (3) such requests. At the time of sending such notice, the Company (in consultation with the Administrator) shall specify the time period within which each

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Bank is requested to respond (which shall in no event be less than ten Business Days from the day of delivery of such notice to the Banks).

(b) Bank Elections to Increase. Each Bank shall notify the Administrator within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase. Any Bank not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrator; Additional Banks. The Administrator shall notify the Company and each Bank of the Banks’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Co-Administrative Agents and the Issuer (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Banks pursuant to a joinder agreement in form and substance satisfactory to the Co-Administrative Agents, the Issuer and their respective counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrator and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrator shall promptly notify the Company and the Banks of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrator a certificate of each Obligor dated as of the Increase Effective Date (in sufficient copies for each Bank) signed by a Responsible Officer of such Obligor (i) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article II and the other Credit Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 1.14, the representations and warranties contained in Section 2.6 shall be deemed to refer to the most recent statements furnished pursuant to Section 4.1(a) and Section 4.1(b), respectively, and (B) no Default exists. The Borrowers shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 1.17) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments under this Section. Such payment may be made with the proceeds of a new or replacement Base Rate Loan or Eurocurrency Rate Loan, to the extent then applicable.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 8.6 to the contrary.

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Section 1.15.  Use of Proceeds. The Company represents that the proceeds of all Loans and all Bid Loans made hereunder and all Letters of Credit issued hereunder shall be used (a) to refinance Indebtedness, if any, outstanding under the Existing Credit Agreement, (b) for capital expenditures and acquisitions by the Company and related fees and expenses in connection therewith and (c) for its general corporate and working capital purposes, in each case in compliance with this Agreement. The Company further represents, warrants and covenants that the proceeds of all Loans and all Bid Loans and all Letters of Credit shall not be used by it in any manner which would result in a violation by any Person of Regulation U or X of the F.R.S. Board, 12 C.F.R. Parts 221 and 224.

Section 1.16.  Illegality. Notwithstanding any other provisions hereof, if any applicable law, regulation or directive of any Governmental Authority, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Bank to make or maintain Eurocurrency Rate Loans, (i) the obligation of such Bank to make such Loans shall terminate, and (ii) the Borrowers shall, if any such Loans are then outstanding, promptly upon request from such Bank, either pay all such Loans (together with interest accrued thereon) made by such Bank either in cash or with the proceeds of a replacement Base Rate Loan. If any such payment or replacement of Eurocurrency Rate Loans is made on a day that is not the last Business Day of the Interest Period applicable to such Loans, the Borrowers shall pay such Bank all amounts required by Section 1.18(a).

Section 1.17.  Increased Costs; Capital Adequacy; Suspensions of Eurocurrency Rate Loans.

(a) Increased Costs Relating to Credit Facilities. In the event that applicable law, treaty or regulation or directive from any Governmental Authority, or any change therein or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or Governmental Authority, shall: (i) subject any Bank to any tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Rate Loan, or subject any payment made by any Obligor to any Bank in respect of principal, Fees, interest or any other amount payable hereunder to any tax of any kind whatsoever (excluding franchise taxes and taxes imposed on or measured by any Bank’s net income or receipts); (ii) impose, modify or hold applicable any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of any Bank, including pursuant to Regulations of the F.R.S. Board; or (iii) impose on any Bank any other condition with respect to this Agreement, any Note, any other Credit Document, or any of the Loans or Bid Loans hereunder, and the result of any of the foregoing is (x) to increase the cost to such Bank of making, renewing or maintaining its Eurocurrency Rate Loans or Bid Loans (or any part thereof) by an amount that such Bank deems, in such Bank’s reasonable good faith judgment, to be material or (y) to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Eurocurrency Rate Loans or Bid Loans by an amount that such Bank deems to be material in such Bank’s reasonable good faith judgment or (z) to require any Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by

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the Administrator or any Bank from any Obligor hereunder, then, in any case, to the maximum extent permitted by applicable law, the Borrowers shall promptly pay such Bank, upon its demand, such additional amount as will compensate such Bank for such additional costs, reduction, payment or foregone interest, as the case may be (collectively the “Additional Costs”).

(b) Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any Law (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Bank or any corporation controlling any Bank, and such Bank determines (in its reasonable judgment) that the rate of return on its capital as a consequence of its Commitments (including its issuance of or participation in, as the case may be, Letters of Credit) or the Loans or the Bid Loans made by such Bank is reduced to a level below that which such Bank could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Bank to the Company, the Borrowers shall immediately pay directly to such Bank additional amounts sufficient to compensate such Bank for such reduction in rate of return. In determining such amounts, such Bank will use reasonable methods of averaging and attribution. The Borrowers may, however, avoid paying such amounts for future rate of return reductions if, within the maximum borrowings permitted herein, the Borrowers borrow such amounts as will cause the Bank to avoid any such future rate of return reductions which would otherwise be caused by such changed capital adequacy requirements or each of the Borrowers agrees to a reduction in the Aggregate Commitments to achieve the same result.

(c) If the Administrator or Majority Banks determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Eurocurrency Rate Loan, the Administrator will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrator (upon the instruction of the Majority Banks) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans in the amount specified therein.

Section 1.18.  Certain Indemnities.

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(a) Payment. Each of the Borrowers jointly and severally agrees to indemnify each Bank and to hold each Bank harmless against and from any loss, costs (including the increased costs referred to in Section 1.16 above) or expenses that it may sustain or incur as a direct consequence of (i) any prepayment of the principal of or interest on any Eurocurrency Rate Loan or (ii) any failure by any Borrower to complete a borrowing, prepayment, issuance, extension or replacement of or to a Base Rate Loan, a Eurocurrency Rate Loan, a Letter of Credit or Bid Loan after notice thereof has been given or after telephone notice has been given and is not followed by written notice or is followed by written notice that differs in any respect from the telephonic notice or (iii) any failure by any Borrower to pay, punctually on the due date thereof, any amount payable to the Administrator, either of the Co-Administrative Agents or any Bank or the Issuer under this Agreement, any Note, any Letter of Credit, or any other Credit Document or (iv) the acceleration, in accordance with the terms of this Agreement, of the time of payment of any of the Obligations. Such losses, costs or expenses shall include, but shall not be limited to, (x) any costs incurred by any Bank in carrying funds which were to have been borrowed by any Borrower or in carrying funds to cover any overdue principal, overdue interest or any other overdue sums payable by any Borrower to the Administrator, either of the Co-Administrative Agents or any Bank or the Issuer under this Agreement, any Note, any Letter of Credit, or any other Credit Document, (y) any interest payable by any Bank to the lenders of the funds borrowed by it in order to carry the funds referred to in the immediately preceding clause (x), and (z) any losses (but excluding losses of anticipated profit) incurred or sustained by any Bank in liquidating or re-employing funds acquired from third parties to make, fund or maintain all or any part of any Loan, Letter of Credit or Bid Loan. Each Bank and the Issuer shall use reasonable efforts to mitigate all such losses, costs or expenses.

(b) Additional Indemnity. Each of the Borrowers jointly and severally agrees to indemnify and hold each of the Indemnified Parties free and harmless from and against any and all Liabilities.

Section 1.19.  Bank Wires to the Company. All transfers by the Administrator to the Company shall be effected by federal wire transfer of immediately available funds to Account Number 0000195213 of Kaman Corporation maintained at Bank of America, unless specifically instructed otherwise in writing by the Company to the Administrator.

Section 1.20.  Administrator or Bank Certificate. A certificate signed by an authorized employee of the Administrator, either of the Co-Administrative Agents, any Bank or the Issuer, setting forth any amount required to be paid by the Borrowers to the Administrator, such Co-Administrative Agent, such Bank or the Issuer pursuant to Section 1.7, Section 1.16, Section 1.17 or Section 1.18 and the computations made by the Administrator, such Co-Administrative Agent, the Bank or the Issuer to determine such amount, shall be submitted by the Administrator, such Co-Administrative Agent, such Bank or the Issuer to the Borrowers in connection with each demand made at any time by the Administrator, such Co-Administrative Agent, such Bank or the Issuer upon the Borrowers under the foregoing Sections. Any such certificate submitted pursuant to Section 1.16 or Section 1.17 shall, absent manifest error, constitute conclusive evidence as to the amount owed pursuant to such Section.

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Section 1.21.  Interest Limitation. Notwithstanding any other term of this Agreement, any Note or any other Credit Document, the maximum amount of interest which may be charged to or collected from any Person liable hereunder, under any Note or under any other Credit Document by the Banks shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest (the “Maximum Rate”) which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor the Maximum Rate, and any term of this Agreement or any Note or any other Credit Document which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this clause. If, in any month, the effective interest rate on any amounts owing pursuant to this Agreement or the Notes or any other Credit Document, absent the Maximum Rate limitation contained herein, would have exceeded the Maximum Rate, and if in the future month, such effective interest rate would otherwise be less than the Maximum Rate, then the effective interest rate for such month shall be increased to the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate.

ARTICLE II   REPRESENTATIONS AND WARRANTIES

In order to induce the Banks, the Issuer and the Co-Administrative Agents to enter into this Agreement and to make extensions of credit hereunder, each Borrower represents and warrants to each of the Co-Administrative Agents and each Bank that:

Section 2.1.  Due Organization; Good Standing; Qualification. The Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, except where a Subsidiary’s failure to be in good standing would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate power, authority, licenses, consents, approvals and the like required to own and operate its respective properties (except where the failure to do so would not have a Material Adverse Effect) and to carry on its respective business as presently conducted, and each is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction wherein the character of the properties owned or leased by it therein or in which the transaction of its respective business therein makes such qualification necessary except where failure to comply with any of the foregoing would not have a Material Adverse Effect.

Section 2.2.  Due Authorization; No Conflicts. The execution, delivery and performance by each Borrower of this Agreement, the Notes and each other Credit Document executed or to be executed by it, and the execution, delivery and performance by each other Obligor of each Domestic Subsidiary Guarantee, and each other Credit Document executed or to be executed by it, and each Borrower’s authority to make the borrowings and obtain the other extensions of credit contemplated thereby, have been duly authorized by all necessary corporate or other action on the part of the Company or each such other Obligor. Such execution, delivery, and performance by the Company and each such other Obligor, and the making by each Borrower of the borrowings and the obtaining of the other extensions of credit contemplated

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hereby, do not and will not (a) contravene any provision of such Obligor’s Governing Documents, (b) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in the creation of any Lien upon any of the property of such Obligor, under any agreement, trust, deed, indenture, mortgage or other instrument to which such Obligor is a party or by which such Obligor or any of their respective properties is bound or affected, or (c) require any waiver, consent or approval by any creditors, shareholders, or public authority.

Section 2.3.  Binding Agreements. This Agreement constitutes, the Notes and each other Credit Document, when issued and delivered pursuant hereto for value received shall constitute, the legal, valid and binding obligations of each of the Borrowers, enforceable in accordance with their respective terms, except as enforcement may be limited by principles of equity, bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally; and each Domestic Subsidiary Guarantee, and each other Credit Document executed pursuant hereto by each other Obligor shall, on the due execution and delivery thereof by such Obligor, constitute the legal, valid and binding obligation of such Obligor enforceable in accordance with its terms, except as enforcement may be limited by principles of equity, bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally.

Section 2.4.  Subsidiaries; Maintenance of Domestic Subsidiary Guarantee. (a) All of the issued and outstanding shares of capital stock of each Subsidiary of the Company which is owned by the Company or a Subsidiary of the Company, has been validly issued and is fully paid and non assessable and is free and clear of any Lien. No rights to subscribe for additional shares of stock of any Subsidiary have been granted.

    (b)  As of the Effective Date, the Co-Administrative Agents and the Banks have the full credit support of the Domestic Subsidiary Guarantors pursuant to the Domestic Subsidiary Guarantees (guaranteeing in full the payment of all Obligations pursuant to the Domestic Subsidiary Guarantees).

Section 2.5.  No Defaults. No Default or Event of Default is continuing.

Section 2.6.  Financial Statements. The Company has furnished to each of the Banks: (a) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2004, and the related consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for the fiscal year ended December 31, 2004, certified by KPMG LLP, certified public accountants, and (b) the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as at March 31, 2005 and related consolidated and consolidating statements of income, cash flows and shareholders’ equity for the three (3) months ended March 31, 2005, in each case certified by the president or principal financial officer of the Company. Such balance sheets and statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods specified and present fairly the financial condition and results of operations of the Company and its Subsidiaries as at the dates and for the periods indicated. The balance sheets referred to in this Section 2.6 and the notes thereto disclose all material liabilities, direct or contingent, known to the Company and its Subsidiaries as of the dates thereof.

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Section 2.7.  No Material Adverse Changes. Since December 31, 2004, there has been no change in the business, assets, operations, prospects, liabilities or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, other than changes the effect of which have not had a Material Adverse Effect.

Section 2.8.  No Material Litigation. No action, suit, investigation or proceeding is pending or known to be threatened by or against or affecting the Company or any of its Subsidiaries or any of their respective properties or rights before any Governmental Authority (a) which involves this Agreement, the Notes or any other Credit Document or (b) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, result in a Material Adverse Effect.

Section 2.9.  True Copies of Governing Documents. Each Borrower has furnished or caused to be furnished to each of the Co-Administrative Agents true and complete copies of all of its Governing Documents.

Section 2.10.  Compliance with Environmental Laws. To the best of the each Borrower’s knowledge and belief, the Company and each of its Subsidiaries is in substantial compliance with all material provisions of applicable Environmental Laws and all judgments, orders and decrees relating thereto and binding upon the Company or any of its Subsidiaries, except where failure to be in compliance would not have a Material Adverse Effect.

Section 2.11.  Liens. The aggregate principal amount of indebtedness for borrowed money of the Company and its Subsidiaries, on a consolidated basis, which is secured by Liens on assets of the Company or any of its Subsidiaries, is less than or equal to $15,000,000.

Section 2.12.  Compliance With ERISA. The Company and each of its Subsidiaries is in substantial compliance with all material provisions of ERISA.

Section 2.13.  Existing Credit Agreement. As of the Effective Date, no “Obligations” under (and as defined in) the Existing Credit Agreement are due and payable, and no Default or “Event of Default” under (and as defined in) the Existing Credit Agreement has occurred and is continuing.

Section 2.14.  Ownership of Properties. The Company and each of its Subsidiaries owns good and marketable title to all of its properties and assets, real and personal (except where the failure to so own such properties or assets, or have such title, would not have a Material Adverse Effect), free and clear of all Liens, except as permitted pursuant to Section 5.1.

Section 2.15.  Taxes. Except for taxes the payment of which is being diligently contested in good faith after the establishment of any reserves required by GAAP, consistently applied, the Company and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid or caused to be paid all taxes, assessments and governmental charges of every kind thereby shown to be owing which would, in the aggregate, if not paid, be material as to the Company and its Subsidiaries when taken as a whole or be reportable under the Securities Exchange Act or required under FASB Standards to be disclosed on the Company’s consolidated audited financial statements.

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Section 2.16.  Regulations U and X. Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans or Advances, nor any Letters of Credit, will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X. Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

Section 2.17.  Investment Company Act; Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 2.18.  Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Company or any other Obligor in writing to the Administrator, any Co-Administrative Agent, any Bank or the Issuer for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Company or any other Obligor to the Administrator, any Co-Administrative Agent, any Bank or the Issuer will be, true and correct in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Company, the Administrator, the Co-Administrative Agent, and the Banks, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information is furnished and, in the case of projections on the basis of reasonable assumptions made in good faith as disclosed in the Credit Documents.

Section 2.19.  Use of Proceeds. The Company shall use the proceeds of the Loans in accordance with Section 1.15.

Section 2.20.  Compliance with Laws. The Company and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 2.21.  Representations as to Foreign Subsidiaries. Each of the Company and each Foreign Subsidiary represents and warrants to the Co-Administrative Agents and the Banks that:

    (a)  Such Foreign Subsidiary is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Credit Documents to which it is a party (collectively as to such Foreign Subsidiary, the “Applicable Foreign

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 Subsidiary Documents”), and the execution, delivery and performance by such Foreign Subsidiary of the Applicable Foreign Subsidiary Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Subsidiary nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary is organized and existing in respect of its obligations under the Applicable Foreign Subsidiary Documents.

    (b)  The Applicable Foreign Subsidiary Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Subsidiary is organized and existing for the enforcement thereof against such Foreign Subsidiary under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Subsidiary Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Subsidiary Documents that the Applicable Foreign Subsidiary Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Subsidiary Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Subsidiary Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

    (c)  There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Subsidiary is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Subsidiary Documents or (ii) on any payment to be made by such Foreign Subsidiary pursuant to the Applicable Foreign Subsidiary Documents, except as has been disclosed to the Co-Administrative Agents.

    (d)  The execution, delivery and performance of the Applicable Foreign Subsidiary Documents executed by such Foreign Subsidiary are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date; provided, that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable.

ARTICLE III   CONDITIONS TO EFFECTIVENESS
AND CONDITIONS OF LENDING

Section 3.1.  Conditions of Initial Credit Extension. The obligation of the Issuer and each Bank to make its initial Credit Extension under this Agreement is subject to the satisfaction of each of the following conditions precedent:

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    (a)  Execution of this Agreement, the Notes, the Domestic Subsidiary Guarantee and each other Credit Document. This Agreement and, to the extent requested by any Bank pursuant to Section 1.9, the Notes in favor of each Bank, a Domestic Subsidiary Guarantee executed by each of the Domestic Subsidiaries of the Company, and each of the other Credit Documents required to be delivered on the Effective Date shall have been duly and properly authorized, executed and delivered to the Co-Administrative Agents by the respective party or parties thereto and shall be in full force and effect on and as of the Effective Date.

    (b)  Evidence of Corporate Action; Certified Copies of Governing Documents. The Co-Administrative Agents shall have received certified copies of: (i) all corporate action taken by the Company and each such other Obligor to authorize the execution, delivery and performance of this Agreement, each Domestic Subsidiary Guarantee, and each other Credit Document, and the borrowings and other extensions of credit to be made hereunder; (ii) all the Company’s Governing Documents; (iii) all the Governing Documents of each other Obligor; and (iv) such other papers as either of the Co-Administrative Agents may reasonably require.

    (c)  Proceedings and Documents. All corporate, governmental and other proceedings in connection with the transactions contemplated by this Agreement and all instruments and documents incidental thereto (including, but not limited to, those to be delivered pursuant to the provisions of this Article III), shall be in form and substance satisfactory to the Co-Administrative Agents, and the Co-Administrative Agents shall have received all such counterpart originals or certified or other copies of all such instruments and documents as either of the Co-Administrative Agents shall have reasonably requested.

    (d)  Opinion of Counsel. The Co-Administrative Agents shall have received an opinion addressed to the Banks, the Administrator and each of the Co-Administrative Agents, in a form satisfactory to each of the Co-Administrative Agents, from (i) Shipman & Goodwin LLP, special Connecticut counsel for the Company, (ii) Holger Hoffmann, special German counsel to the Company, and (iii) Glenn Messemer, in house counsel to the Company.

    (e)  Closing Fees, Expenses, etc. Each Co-Administrative Agent shall have received for its own account, or for the account of each Bank or such other Person, as the case may be, all fees, costs and expenses due and payable pursuant to Section 1.12 and Section 10.1.

    (f)  Payment in Full under the Existing Credit Facility. The Company shall have paid in full as of the Effective Date all amounts accrued and outstanding under the Existing Credit Agreement including all Fees or amounts payable under the Existing Credit Agreement. Upon payment of all such amounts in full in cash and as of the Effective Date, all Commitments under the Existing Credit Agreement shall terminate.

    (g)  Recapitalization. The Co-Administrative Agents shall be satisfied in all respects with the Recapitalization.

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Section 3.2.  Conditions of Each Credit Extension. The obligation of the Issuer is subject to the satisfaction, at the time such Advance is to be made of each of the following conditions precedent:

    (a)  Notice of Borrowing. The Company shall have duly and timely given to the Administrator a Letter of Credit Application, a Revolving Loan Notice, a Swing Line Loan Notice or a Bid Request, as the case may be, required by this Agreement in connection with such Letter of Credit, or such Loan. Such Letter of Credit Application, Revolving Loan Notice, Swing Line Loan Notice or Bid Request, as the case may be, and the delivery thereof, without more, shall constitute certification by the Company as to the matters set forth in clauses (c) and (d) below.

    (b)  Legality of Transactions. It shall not be unlawful for the Company or any other Obligor to perform any of its agreements or obligations under this Agreement, any of the Notes, any of the Domestic Subsidiary Guarantees or any of the other Credit Documents.

    (c)  Performance; No Default. The Company and each other Obligor shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement, the Notes, each of the Domestic Subsidiary Guarantees and each of the other Credit Documents. Both before and after giving effect to any Advance, no Default or Event of Default shall have occurred and be continuing.

    (d)  Representations and Warranties. Each of the representations and warranties made by the Company and each other Obligor in this Agreement or any other Credit Document shall have been true and correct in all material respects when made and shall for all purposes of this Agreement, be deemed repeated on and as of the date of any application by the Company for any Advance hereunder and on the date of making such Advance and shall be true and correct in all material respects on and as of each of such dates, except to the extent the representations and warranties specifically refer to an earlier date, in which case, they were true and correct in all material respects as of such earlier date.

ARTICLE IV   AFFIRMATIVE COVENANTS

The Company covenants and agrees with each of the Co-Administrative Agents, the Issuer and each of the Banks that, so long as any Commitments remain in effect and until such later date as all the Obligations are paid in full in cash, unless the Majority Banks otherwise consent in writing, the Company shall and shall cause each of its Subsidiaries to:

Section 4.1.  Financial Statements; Notice of Events of Default. Deliver to each of the Co-Administrative Agents and each of the Banks and the Issuer (a) within (i) sixty (60) days after the close of each of the first three quarters of each fiscal year of the Company and (ii) within one hundred twenty (120) days after the close of each fiscal year of the Company, the consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the close of each such period and consolidated and consolidating statements of income, cash flows

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and shareholders’ equity for such period, prepared in conformity with GAAP, applied on a basis consistent with that of the preceding period or containing disclosure of the effect on financial position or results of operations of any change in the application of GAAP during the period, and certified by the president or a principal financial officer of the Company as accurate, true and correct in all material respects; (b) together with each such balance sheet referred to in clause (a)(i) and (ii) above, a Compliance Certificate substantially in the form of Exhibit G attached thereto; (which Compliance Certificate shall contain written calculations by the Company in reasonable detail concerning compliance or non-compliance, as the case may be, by the Company with the financial covenants referred to herein) (c) together with the annual consolidated financial statements required to be delivered pursuant to clause (a) above for each fiscal year, a report containing an unqualified opinion of KPMG LLP or a comparable nationally recognized certified public accounting firm, which opinion shall state that such financial statements fairly present the financial condition and results of operations of the Company and its Subsidiaries in accordance with GAAP; (d) promptly upon the written request of either of the Co-Administrative Agents, such other information about the financial condition and operations of the Company and its Subsidiaries, and any endorser or guarantor (if any), as either of the Co-Administrative Agents may, from time to time, reasonably request; (e) promptly after becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Company to stockholders, and of all regular and periodic reports filed by the Company with any securities exchange or with the SEC or any governmental agency successor to any or all of the functions of the SEC, and of all press releases issued by the Company; (f) promptly upon becoming aware of any Default or Event of Default, notice thereof in writing; (g) promptly upon becoming aware of any development that is likely to result in an Event of Default, notice thereof in writing; and (h) promptly after becoming aware of any Change of Control, notice thereof in writing.

Section 4.2.  Securities Regulation Compliance Reports. Promptly deliver to each of the Co-Administrative Agents and each of the Banks and the Issuer a copy of: (a) all filings including financial statements and reports filed therewith and amendments thereto made by the Company with the SEC pursuant to the Securities Act, the Securities Exchange Act, and the rules and regulations promulgated under either of them; (b) all filings, financial statements and reports filed therewith and amendments thereto made by the Company with each securities exchange on which the securities of the Company are listed, if any, pursuant to the rules and regulations of each such exchange; and (c) all written communications, financial statements, reports, notices and proxy statements sent to any class of holders of securities of the Company.

Section 4.3.  Insurance. (a) Keep its properties insured against fire and other hazards (so-called “All Risk” coverage) in amounts and with companies satisfactory to the Co-Administrative Agents to the same extent and covering such risks as are customary and reasonably available in the same or a similar business; (b) maintain general liability coverage against claims for bodily injuries or death; and (c) maintain all workers’ compensation, employment or similar insurance as may be required by applicable law. Alternatively, the Company may self-insure in such amounts and in such manner as may be appropriate in the Company’s industry and in the Company’s reasonable business judgment. The Company, upon the request of either of the Co-Administrative Agents, agrees to deliver certificates evidencing all of the aforesaid insurance policies to the Co-Administrative Agents.

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Section 4.4.  Tax and Other Liens. Except for taxes the payment of which is being contested in good faith after the establishment of any reserves required by GAAP consistently applied, pay or cause to be paid all taxes, assessments and governmental charges of every kind which would, in the aggregate, if not paid, be material as to the Company and its Subsidiaries when taken as a whole or be reportable under the Securities Exchange Act or required under FASB Standards to be disclosed on the Company’s consolidated audited financial statements; and the Company shall deliver to the Co-Administrative Agents such other information related to the Company’s and its Subsidiaries’ taxes as may be reasonably requested by either of the Co-Administrative Agents.

Section 4.5.  Litigation. Promptly notify the Co-Administrative Agents (which shall, in turn, promptly notify the Banks and the Issuer) of any legal proceedings or litigation (a) material to the Company and its Subsidiaries when taken as a whole or reportable under the Securities Exchange Act or required under FASB Standards to be disclosed on the Company’s consolidated audited financial statements, or (b) which questions the validity of this Agreement, the Notes, the Letters of Credit, any Domestic Subsidiary Guarantee or any of the other Credit Documents or any instrument delivered in connection herewith or therewith, or any action to be taken in connection with the transactions contemplated hereby or thereby; and promptly provide to the Co-Administrative Agents such other information related to such proceedings or litigation as reasonably requested by either of the Co-Administrative Agents.

Section 4.6.  Conduct of Business. Do or cause to be done all things necessary to (a) preserve and keep in full force and effect its legal existence under the laws of its jurisdiction of incorporation; (b) obtain, preserve, renew, extend and keep in full force and effect all rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (c) comply in all material respects with all Requirements of Law; (d) comply with all of its Governing Documents; (e) maintain its qualification to do business in each jurisdiction in which the conduct of business requires such qualification; and (f) maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition from time to time, and make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may properly be conducted at all times, except, in each case, (i) where the failure to do so would not have a Material Adverse Effect, (ii) that the Company may liquidate or dissolve Subsidiaries from time to time as the Company in the proper exercise of its judgment may determine, so long as any such liquidation or dissolution shall not (x) either individually or in the aggregate, have a Material Adverse Effect or (y) be of a Domestic Subsidiary Guarantor, unless such liquidation or dissolution is by merger into another Subsidiary which has executed and delivered a Domestic Subsidiary Guarantee, or results in the replacement of one Domestic Subsidiary Guarantee with a new Domestic Subsidiary Guarantee, and after giving effect thereto there shall be no Default or Event of Default hereunder (including in respect of Section 2.4(b) and Section 4.10) and (iii) the Company may liquidate or sell such other assets as it may deem advisable, in the proper exercise of its judgment, so long as such sale or liquidation is in compliance with Section 5.6 and, after giving effect thereto, the Company is in compliance with Section 4.10 and the representation and warranty set forth in Section 2.4(b) shall be true and correct.

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Section 4.7.  Pension Plans. If and when the Company or any Subsidiary gives or is required to give notice to the PBGC of any Reportable Event (which Reportable Event is material to the Company and its Subsidiaries when taken as a whole or is reportable under the Securities Exchange Act or required under FASB Standards to be disclosed on the Company’s consolidated audited financial statements), with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given notice or is required to give notice of any Reportable Event, the Company shall simultaneously send the Administrator a copy of such notice (and the Administrator shall promptly forward a copy of such notice to the Banks).

Section 4.8.  Records and Accounts. Maintain true records and books of account, complete and correct in all material respects and in accordance with GAAP, and maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves.

Section 4.9.  Inspection. Permit any officer or employee designated by any Co-Administrative Agent or any Bank or Issuer to visit and inspect any of its properties and to examine its books and discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with its officers, all at such reasonable times, upon reasonable notice, in a reasonable manner and as often as any Co-Administrative Agent or any Bank or the Issuer may reasonably request, subject to compliance with all applicable security regulations and requirements of any Governmental Authority and the Company’s reasonable policies and practices applicable to safeguarding its trade secrets and proprietary products and practices. The Company agrees with each of the Co-Administrative Agents and the Banks and the Issuer that such policies and practices may restrict access by the Co-Administrative Agents and the Banks and each Issuer to certain areas of certain facilities of the Company or its Subsidiaries, but that such policies and practices shall not restrict in any material respect access by the Co-Administrative Agents and the Banks and the Issuer to personnel of the Company and its Subsidiaries.

Section 4.10.  Domestic Subsidiary Guarantees. The Company shall cause the Co-Administrative Agents and the Banks and the Issuer to have at all times the full credit support of the Domestic Subsidiaries pursuant to the Domestic Subsidiary Guarantees (guaranteeing in full the payment of all Obligations).

Section 4.11.  Further Assurances. Cooperate with each of the Co-Administrative Agents and each Bank and the Issuer and take such action and execute such further instruments and documents as either of the Co-Administrative Agents shall reasonably request to effect the purposes of this Agreement, the Notes and the other Credit Documents.

Section 4.12.  Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any

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instrument or agreement evidencing such Indebtedness, in each case, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

Section 4.13.  Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

ARTICLE V   NEGATIVE COVENANTS

The Company covenants and agrees with each of the Co-Administrative Agents and the Banks and the Issuer that, at the time of the requesting or making of any Advance or the issuance of any Letter of Credit or extension of any Letter of Credit Expiration Date and so long as any Advance or Letter of Credit (or L/C Borrowing in respect thereof) remains outstanding or any Fees or interest payable hereunder remains unpaid after becoming due and payable (and, with respect to the Company’s covenants in Section 5.4 and Section 5.6, so long as any Commitments remain in effect and until such later date as all the Obligations are paid in full in cash), unless the Majority Banks otherwise consent in writing, the Company shall not nor will it permit any Subsidiary to:

Section 5.1.  Liens. Incur or permit to exist any Lien against any of its property or assets, whether now owned or hereafter acquired, except:

    (a)  any judgment Lien unless (in case of a judgment which shall be material to the Company and its Subsidiaries when taken as a whole or which is reportable under the Securities Exchange Act or required under FASB Standards to be disclosed in the Company’s audited consolidated financial statements) the judgment it secures shall not, within thirty (30) days after the entry thereof have been discharged or execution thereof stayed pending appeal, or unless any such judgment shall not have been discharged within sixty (60) days after the expiration of any such stay;

    (b)  easements, rights-of-way, zoning and similar restrictions, encumbrances or title defects (but specifically excluding mortgages and any other Liens securing Indebtedness) which, in the aggregate, do not materially detract from the value of the properties of, and do not materially and adversely interfere with the ordinary conduct of the business of, the Company or any of its Subsidiaries;

    (c)  Liens incurred in the ordinary course of business (such as liens on inventory granted in connection with the Company’s securing of the Company’s repayment of reimbursement obligations under banker’s acceptances or commercial letters of credit but which liens cover solely the inventory which is the subject of such banker’s acceptance or commercial letters of credit) which are not material (individually or in the aggregate) to the Company and its Subsidiaries when taken as a whole and do not secure indebtedness for borrowed money (other than reimbursement obligations

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under banker’s acceptances or commercial letters of credit described in the foregoing parenthetical);

    (d)  Liens on assets which secure previously existing Indebtedness of corporations or business entities acquired by the Company or a Subsidiary, whether by purchase of assets and assumption of liabilities or by purchase of stock, merger or consolidation, so long as (i) such acquisition is otherwise permitted by the terms of this Agreement, (ii) the Company is in compliance with all of its covenants herein after the completion of such acquisition, and (iii) such Liens were not incurred in contemplation of such acquisition and as a result of such acquisition, and do not extend to any of the Company’s or any Subsidiary’s assets owned before such acquisition; provided, that not later than 90 days after any such acquisition the Company shall extinguish, or cause to be extinguished, such Liens unless those Liens are otherwise permitted under the terms of clauses (a), (b), (c), (e), or (f) of this Section 5.1;

    (e)  any other Liens at any time on assets owned by the Company or any of its Subsidiaries which, in the aggregate, do not secure Indebtedness in excess of $15,000,000; and

    (f)  Liens granted to the Co-Administrative Agents, the Banks and the Issuer pursuant to any Credit Document.

No Indebtedness or Liens which might be permitted in connection with the transactions described in clauses (d) and (e) above shall be permitted if, after giving effect to the incurrence of such Indebtedness or Liens, a violation of the financial covenants contained in Article VI would or shall exist.

Section 5.2.  Limitation on Indebtedness. Create, incur or permit to exist or remain outstanding any Indebtedness (other than Indebtedness under and in respect of this Agreement, the Notes, any Letter of Credit and each of the other Credit Documents), or issue or sell any obligation of any Subsidiary to a third party lender (other than pursuant to the terms of this Agreement), if such Indebtedness would (a) cause the Company to be in violation of any of the financial covenants set forth in Article VI below or (b) in the case of Indebtedness of Subsidiaries which are not Domestic Subsidiary Guarantors, exceed, individually or in the aggregate, at any time, $15,000,000.

Section 5.3.  Contingent Liabilities. Assume, guarantee, endorse or otherwise become liable upon the obligations of any Person or enter into any other agreement having substantially the same effect as a Guarantee, except for (a) the endorsement of negotiable instruments for deposit or collection or other transactions in the ordinary course of business which are not material to the Company and its Subsidiaries when taken as a whole, (b) Repurchase Obligations which individually and in the aggregate do not exceed $15,000,000 or (c) Repurchase Obligations permitted under Section 5.2 of this Agreement; provided, that (i) each Subsidiary may guarantee the Obligations of the Company and each other Obligor hereunder and under each other Credit Document pursuant to a Domestic Subsidiary Guarantee, and (ii) the Company may guarantee Indebtedness of its Subsidiaries, so long as the aggregate amount of all Indebtedness so guaranteed, when totaled with all Consolidated Total

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Indebtedness, without duplication (if not already included therein) shall not result in a violation of any of the financial covenants herein or in any other Event of Default hereunder. The foregoing shall not prohibit contractual indemnities, not having substantially the same effect as a Guarantee, given in the ordinary course of business nor shall such contractual indemnities be included for purposes of calculating any financial covenant under this Agreement.

Section 5.4.  Consolidation or Merger. Enter into or undertake any plan or agreement or transaction to merge into or consolidate with or into any Person, unless immediately after the consummation of such merger or consolidation, (a) the Company or (if the merger or consolidation is between a Subsidiary and an unaffiliated Person or if the Company elects to reincorporate by merger into a wholly-owned Domestic Subsidiary) such Subsidiary is the surviving entity (and, in the case of such a reincorporation by merger, (i) such wholly-owned Subsidiary expressly assumes, in a written instrument executed and delivered to the Co-Administrative Agents, and in form and substance reasonably satisfactory to the Co-Administrative Agents, all the Obligations of the Company or such other Obligor, as the case may be, under this Agreement, each of the Notes, each Letter of Credit and each of the other Credit Documents and (ii) the Co-Administrative Agents and the Banks and the Issuer have received a written opinion of outside legal counsel to the Company stating that, pursuant to such merger and instrument of assumption, such wholly-owned Subsidiary has assumed all the Obligations of the Company or such other Obligor under this Agreement, each of the Notes, each Letter of Credit and each of the other Credit Documents), (b) in the case of a merger of a Domestic Subsidiary and a Foreign Subsidiary, such Domestic Subsidiary is the surviving entity, (c) the Company’s management remains in control of the merged entity, (d) no Default or Event of Default hereunder shall exist or would be reasonably likely to occur as a result of such transaction and (e) the requirements of Section 5.11 are satisfied. For the purposes of this Section 5.4, the acquisition by the Company or any Subsidiary of the Company of all or substantially all of the shares of capital stock or all or substantially all of the assets of any Person shall be deemed to be a consolidation of such Person with the Company or such Subsidiary, as the case may be. Nothing herein shall prohibit the Company from divesting a Subsidiary by merging it with another corporation or otherwise so long as the Company otherwise complies with Section 5.5, and after giving effect thereto, the Company is in compliance with Section 4.10 and the representation and warranty set forth in Section 2.4(b) thereto, shall be true and correct.

Section 5.5.  Limitation on Certain Other Fundamental Changes. In the case of the Company, liquidate, wind-up or dissolve itself (or suffer any liquidation, winding up or dissolution to occur), or make any liquidating distribution.

Section 5.6.  Sale of Assets. Sell or transfer any assets, except for:

    (a)  sales of inventory in the ordinary course of business; and

    (b)  sales of assets (other than those referred to in clause (a) above) for fair value (including sales for fair value of assets in transactions in which the Company leases back the assets sold for fair value) (i) the book value of which (at the time of sale) does not exceed in the aggregate for any fiscal year of the Company, fifteen percent (15%) of the Company’s Consolidated Tangible Assets as at the last day of the then most recently completed fiscal quarter for which financial statements for the Company and its

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 Subsidiaries are required to have been delivered to the Banks pursuant to Section 4.1, and (ii) with respect to which the Aggregate Percentage obtained after taking into account such sales does not exceed forty-five percent (45%).

In the event of any sale or transfer of assets of the Company or any Subsidiary not permitted by clause (a) or clause (b)(i) or clause (b)(ii) above (referred to herein as a “Designated Sale”), the Company shall be permitted to enter into a Designated Sale, provided, that it will promptly (and, in any event, within five (5) Business Days) thereafter give written notice of such Designated Sale to each of the Co-Administrative Agents and each of the Banks and the Issuer (a “Designated Sale Notice”), describing in reasonable detail all material terms of such Designated Sale, including a reasonably detailed description of the assets sold, the purchase price and net book value of such assets, and the net proceeds receivable by the Company or any of its Subsidiaries in connection with such Designated Sale. If any Designated Sale occurs prior to the Termination Date, the Aggregate Commitments will be reduced on a pro rata basis, on the tenth (10th) Business Day after receipt by the Company of written notice (a “Pay-Down Notice”) from the Administrator (at the direction of the Majority Banks) that the Aggregate Commitments is to be reduced. The Administrator shall give a Pay-Down Notice, if at all, not later than thirty (30) days after receipt by the Co-Administrative Agent, the Banks and the Issuer of a Designated Sale Notice conforming to the requirements of this Section 5.6. The amount of each such reduction in the Aggregate Commitments shall be equal, in the aggregate, to the Reduction Amount.

For purposes of this Section 5.6, the following terms shall have the meanings provided below:

“Aggregate Percentage” means, at any time, the sum of all Applicable Percentages since the Effective Date.

“Applicable Percentage” means, with respect to each sale of assets pursuant to Section 5.6(b), the percentage obtained by dividing (i) the book value of all tangible assets sold (including assets sold in transactions in which the Company leases back such assets), less the portion thereof, if any, which resulted in a prior dollar for dollar reduction of the Aggregate Commitments, by (ii) the Company’s Consolidated Tangible Assets as at the last day of the then most recently completed fiscal quarter for which financial statements for the Company and its Subsidiaries are required to have been delivered to the Banks pursuant to Section 4.1.

“Designated Percentage” means, with respect to each sale of assets pursuant to Section 5.6(b), an amount equal to (x) in the event such sale or transfer is not permitted by clause (b)(i) above (but is permitted by clause (b)(ii) above), 15%, (y) in the event such sale or transfer is not permitted by clause (b)(ii) above (but is permitted by clause (b)(i) above), 45%, and (z) in the event such sale or transfer is not permitted by either clause (b)(i) or clause (b)(ii) above, that percentage equal to 15% for each fiscal year since the Effective Date to a cumulative percentage not to exceed 45%.

“Reduction Amount” means, with respect to each sale of assets pursuant to Section 5.6(b), the book value of such assets sold (including assets sold in transactions in which the Company leases back such assets) or any portion thereof, in respect of which

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the Aggregate Percentage determined in connection with such sale exceeds the Designated Percentage.

Section 5.7.  Affiliate Transactions. Enter into any transaction with an Affiliate, except (a) upon fair, reasonable and arm’s-length terms, or (b) transactions between (i) the Company and a Domestic Subsidiary Guarantor, (ii) a Domestic Subsidiary Guarantor and another Domestic Subsidiary Guarantor or (iii) a Foreign Subsidiary and another Foreign Subsidiary (other than any Foreign Subsidiary that is a Borrower); provided, that nothing in this Section 5.7 shall prohibit the Recapitalization.

Section 5.8.  Certain Restrictive Agreements. Enter into or permit to exist any indenture, agreement, instrument or other arrangement (other than this Agreement), in connection with the incurrence of Indebtedness which, directly or indirectly, prohibits or limits, or has the effect of prohibiting or limiting, (a) the incurrence of Indebtedness to the Banks pursuant to this Agreement, or the payment of such Indebtedness or other Obligations to the Banks or the Issuer, (b) the payment of dividends by any Subsidiary or the making by any Subsidiary of any advances or other payments or distributions to the parent of such Subsidiary or (c) any Domestic Subsidiary Guarantee contemplated hereunder

Section 5.9.  Compliance With Environmental Laws. Except in compliance with all applicable Environmental Laws (and except to the extent that noncompliance would not have a Material Adverse Effect), (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, or (c) generate any Hazardous Substances on any of the Real Estate.

Section 5.10.  Limitation on Investments. Make any Investments, except: (a) Investments held by the Company or a Subsidiary in the form of cash equivalents; (b) advances to officers, directors, and employees of the Company and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding for travel, entertainment, relocation and analogous ordinary business purposes; (c) Investments of the Company in any Subsidiary and Investments of any Subsidiary in the Company or in another Subsidiary; (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; (e) Guarantees permitted by Section 5.2 ; (f) acquisitions permitted by Section 5.11; and (f) other Investments not exceeding $15,000,000 in the aggregate in any fiscal year of the Company.

Section 5.11.  Limitation on Acquisitions. Enter into any stock or asset acquisition other than: (a) the acquisition of assets in the ordinary course of such Person’s business and (b) Acquisitions provided (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the assets or business subject to such acquisition is in substantially the same or similar type of business as the Company, (iii) the board of directors (in the case of an asset acquisition) and the shareholders (in the case of a stock acquisition) or both (if required by Requirements of Law) the shareholders of any Person to be acquired has approved the terms of such Acquisition, and (iv) the Company delivers to the Administrator on

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or before the date on which it or any of its Subsidiaries agrees to or consummates any Acquisition having a purchase price in excess of $15,000,000, a Compliance Certificate and pro forma financial statements, in form and substance satisfactory to the Co-Administrative Agents, showing that on a pro forma basis no Default or Event of Default will occur over the twelve (12) month period following the effective date of such Acquisition.

Section 5.12.  Fiscal Year. Permit the fiscal year of the Company to end on a day other than December 31.

Section 5.13.  Limitations on Transfers to Foreign Subsidiaries. Notwithstanding any provision herein to the contrary, in no event shall the sum of (a) the principal amount of all Loans, together with accrued and unpaid interest, outstanding to Borrowers that are Foreign Subsidiaries, plus (b) the face amount of all Letters of Credit issued and outstanding for the account of Foreign Subsidiaries, plus (c) Contingent Liabilities of Domestic Subsidiaries for the benefit of Foreign Subsidiaries incurred after the Effective Date, plus, (d) Investments of the Company and Domestic Subsidiaries in Foreign Subsidiaries (including intercompany loans) made after the Effective Date, exceed $15,000,000 in the aggregate at any one time outstanding.

ARTICLE VI   FINANCIAL COVENANTS

The Company covenants and agrees with each of the Co-Administrative Agents and the Banks and the Issuer that, at the time of the requesting or making of any Advance and so long as any Advance remains outstanding or any Fees or interest payable hereunder remains unpaid after becoming due and payable, unless the Majority Banks otherwise consent in writing, the Company shall not:

Section 6.1.  Fixed Charge Coverage Ratio.

Cause or permit the ratio of (a) the Company’s EBITDA for the four (4) most recently completed fiscal quarters of the Company, to (b) the aggregate consolidated interest expense on borrowed money (including the Obligations) (net of cash income from Investments) of the Company and its Subsidiaries for such four fiscal quarters to be no less than 3.00 to 1.0.

Section 6.2.  Consolidated Total Indebtedness to Total Capitalization. Cause or permit the Company’s Consolidated Total Indebtedness to exceed fifty-five percent (55%) of its Total Capitalization at any time.

Section 6.3.  Consolidated Accounts Receivable and Inventory to Consolidated Total Indebtedness Ratio. At any time that the Company’s Adjusted Fixed Charge Coverage Ratio does not exceed 6.00 to 1.00, cause or permit the ratio of (a) the aggregate amount of (i) the Applicable Kaman Entities’ Eligible Accounts for which invoices have been issued and are payable plus (ii) the Eligible Inventory of the Applicable Kaman Entities, in each case calculated as at the end of the most recently completed fiscal quarter of the Company, to (b) without duplication, the Company’s Consolidated Total Indebtedness plus all letters of credit whether or not drawn, issued for the account of the Company and its Subsidiaries as at the end of any fiscal quarter, to be no less than 1.60 to 1.0.

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ARTICLE VII   EVENTS OF DEFAULT; CERTAIN REMEDIES

Section 7.1.  Events of Default. The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default”:

    (a)  the principal amount due upon any Loan is not paid when due, whether at maturity, by acceleration or otherwise, or the Company shall default in the payment or prepayment when due of any L/C Borrowing or any deposit of cash for collateral purposes pursuant to Section 1.2(b), Section 1.5(h) and Section 1.8;

    (b)  any interest on any Loan or any Fee due hereunder is not paid within five (5) Business Days of the due date thereof;

    (c)  default is made in the due observance or performance of any covenant, term or agreement contained in Section 4.10, Section 5.4 and Section 5.5 of this Agreement;

    (d)  default is made in the due observance or performance of any covenant, term or agreement contained in this Agreement (other than those referred to in this Section 7.1(a), Section 7.1(b) or Section 7.1(c)) or in any other Credit Document, and such default continues unremedied for a period of thirty (30) days after any executive, legal or financial officer of the Company becomes aware or is notified by either of the Co-Administrative Agents of such default, whichever first occurs;

    (e)  any representation made by the Company or any other Obligor in Article II of this Agreement or in any other Credit Document shall be false or incorrect in any material respect on the date as of which made or deemed to have been made or repeated, unless (i) (A) the fact or condition which made such representation false or incorrect is changed or remedied, within 15 days after any executive, legal or financial officer of the Company becomes aware of such misrepresentation, to make such representation true and correct in all material respects, or (B) the Company shall have disclosed, or shall have caused to have been disclosed, in reasonable detail to each of the Co-Administrative Agents and each of the Banks and the Issuer the nature and extent of such misrepresentation within 15 days after any executive, legal or financial officer of the Company becomes aware of such misrepresentation, and (ii) no Material Adverse Effect shall have occurred as a result of the fact or condition which made such representation false or incorrect;

    (f)  any obligation of the Company or any Subsidiary for the payment of Indebtedness in excess of Five Million Dollars ($5,000,000), individually or in the aggregate, (i) becomes or is declared to be due and payable prior to the stated maturity thereof as a result of a default by the Company or any Subsidiary, or (ii) is not paid when due or within any grace period for the payment thereof, or (iii) is evidenced or secured by an agreement pursuant to which there shall occur any default in the performance or observance of any other term, condition or agreement if the effect of such default is to cause or permit the holder or holders of such obligation to cause such obligation to become due prior to its stated maturity;

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    (g)  the Company or any Subsidiary makes an assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; files a voluntary petition in bankruptcy; is adjudicated bankrupt or insolvent; files or consents to the filing of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar relief under any present or future statute, law or regulation of any jurisdiction; petitions or applies to any tribunal for any receiver, liquidator, fiscal agent or any other similar agent or any trustee; or there is commenced against the Company or any Subsidiary any such proceeding without the consent of the Company or such Subsidiary which is not dismissed within thirty (30) days after the commencement thereof;

    (h)  any Change of Control occurs;

    (i)  the Agreement, the Notes or any Domestic Subsidiary Guarantee shall (except in accordance with its terms or except as expressly permitted under this Agreement), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; or the Company or any other Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or

    (j)  there is entered against the Company or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 7.2.  Acceleration of Obligations. If any one or more Events of Default shall at any time be continuing, the Co-Administrative Agents may, and, upon the written direction of the Majority Banks, shall, by giving notice to the Company, declare all of the Obligations, including the entire unpaid principal of all the Loans, all of the unpaid interest or fees accrued thereon, and all (if any) other sums payable by the Company or such other Obligor under this Agreement, the Notes, the Letters of Credit (in accordance with Section 1.5(h)) or any of the other Credit Documents, to be immediately due and payable; except that upon the occurrence of any Event of Default under Section 7.1(g), all of the Obligations, including the entire unpaid principal of all the Loans, all of the unpaid interest or fees accrued thereon, and all (if any) other sums payable by the Company or such other Obligor under this Agreement, the Notes, the Letters of Credit or any of the other Credit Documents shall automatically and immediately be due and payable, without notice or demand. Thereupon, all of such Obligations which are not already due and payable shall forthwith become and be absolutely and unconditionally due and payable, without any further notice (or any notice, as the case may be), or any other formalities of any kind, all of which are hereby expressly and irrevocably waived.

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Section 7.3.  Termination of Commitments; Exercise of Other Remedies. If any one or more Defaults shall be continuing under Section 7.1(d), or if any one or more Events of Default shall be continuing, then:

    (a)  Subject always to the provisions of Section 8.10, each of the Banks, each Issuer, each Co-Administrative Agent and the Administrator may proceed to protect and enforce all or any of its rights, remedies, powers and privileges under this Agreement, the Notes or any of the other Credit Documents by action at law, suit in equity or other appropriate proceedings, whether for specific performance of any covenant contained in this Agreement, any Note or any other Credit Document or in aid of the exercise of any power granted to the Administrator, any Co-Administrative Agent or any Bank herein or therein; and

    (b)  The Co-Administrative Agents may, and, upon the written request of the Majority Banks, shall, by giving notice to the Company, immediately terminate the Commitments of each of the Banks and the Issuer in full, and each Bank shall, except as otherwise provided in Sections 1.5(a) through 1.5(h) with respect to such Bank’s participation in Letters of Credit, thereupon be relieved of all of its obligations to make any Loans hereunder; except that upon the occurrence of any Event of Default under Section 7.1(g), the Commitments of all of the Banks and the Issuer shall automatically terminate in full, and each Bank shall, except as otherwise provided in Sections 1.5(a) through 1.5(h) with respect to such Bank’s participation in Letters of Credit, thereupon be relieved of all of its obligations to make any Loans hereunder. No termination of the Commitments of the Banks hereunder shall relieve the Company or any other Obligor of any of its Obligations.

Section 7.4.  No Implied Waivers; Rights Cumulative. No delay on the part of the Administrator, any Co-Administrative Agent or any Bank or the Issuer in exercising any right, remedy, power or privilege under this Agreement, any of the Notes, any Letter of Credit or any of the other Credit Documents provided by statute or at law or in equity or otherwise shall impair, prejudice or constitute a waiver of any such right, remedy, power or privilege or be construed as a waiver of any Default or Event of Default or as an acquiescence therein. No right, remedy, power or privilege conferred on or reserved to the Administrator, any Co-Administrative Agent or any Bank under this Agreement, any of the Notes, any Letter of Credit or any of the other Credit Documents or otherwise is intended to be exclusive of any other right, remedy, power or privilege. Each and every right, remedy, power and privilege conferred on or reserved to the Administrator, any Co-Administrative Agent or any Bank or the Issuer under this Agreement, any of the Notes, any Letter of Credit or any of the other Credit Documents or otherwise shall be cumulative and in addition to each and every other right, remedy, power or privilege so conferred on or reserved to the Administrator, any such Co-Administrative Agent or any such Bank or the Issuer and (subject to the provisions of Section 8.10) may be exercised at such time or times and in such order and manner as the Administrator, any Co-Administrative Agent or any such Bank or the Issuer shall (in its sole and complete discretion) deem expedient.

Section 7.5.  Set-Off. Any deposits or other sums at any time credited by or due from any Bank to any Borrower and any securities or other property of any Borrower in any Bank’s possession may at all times be held and treated as collateral security for the payment and

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performance of the Obligations, and each Borrower hereby grants to each of the Banks a continuing security interest in such deposits, sums, securities or other property maintained with such Bank. Regardless of the adequacy of any collateral, while any Event of Default is continuing, any deposits or other sums credited by or due from any of the Banks to each Borrower may be appropriately applied to or set-off against any of the Obligations due to such Bank hereunder without notice to the Borrowers or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise (all of which are hereby expressly waived by each Borrower). Each Bank agrees with each other Bank that (i) if an amount to be set off is to be applied to indebtedness of any Borrower to such Bank, other than the Obligations, such amount shall be applied ratably to such other indebtedness and to the Obligations, and (ii) if such Bank shall receive from any Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by this Agreement by proceedings against the Borrowers, whether at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Borrowers’ Obligations to such Bank hereunder, any amount in excess of such Bank’s ratable portion of the payments to be received by all of the Banks (such ratable portion being determined in accordance with the other provisions of this Agreement), such Bank will promptly make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Obligations to it of the Borrowers such Bank’s proportionate payment; provided, that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

ARTICLE VIII   THE CO-ADMINISTRATIVE AGENTS
AND THE ADMINISTRATOR

Section 8.1.  Authorization. Each of the Banks hereby appoints, and authorizes to act, each of Scotia Capital and Bank of America as Co-Administrative Agents and Bank of America as the Administrator for the Banks with respect to this Agreement, the Notes and each of the other Credit Documents, and each of the Co-Administrative Agents and the Administrator hereby agrees to so act as agent for the Banks, on the terms and subject to the conditions set forth in this Article VIII. All payments made by the Borrowers to the Administrator, for the benefit of the Banks, shall be distributed by the Administrator to the Banks as set forth herein promptly after receipt thereof in immediately available funds. Each Bank irrevocably authorizes the Administrator and/or the Co-Administrative Agents, as the case may be, as the agent of such Bank to take such action on its behalf under the provisions of this Agreement and the Notes and each of the other Credit Documents and to exercise such powers hereunder and thereunder as are specifically delegated to the Administrator and/or the Co-Administrative Agents by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. With respect to the Advances made pursuant hereto, each of the Co-Administrative Agents shall have the same obligations and the same rights, powers and privileges (a) with respect to its Commitment and the Advances made by it in its role as a Bank hereunder, and (b) as the holder of any of the Notes, as any other Bank and may freely exercise the same.

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Section 8.2.  No Liability. Neither of the Co-Administrative Agents nor the Administrator any of their respective shareholders, directors, officers, employees or agents nor any other Person assisting them in their duties nor any agent or employee thereof shall be liable to any of the Banks for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any other Credit Document, or in connection herewith or therewith or be responsible to the Banks for the consequences of any oversight or error of judgment whatsoever, except that each of the Co-Administrative Agents and the Administrator may be liable for losses due to its willful misconduct or gross negligence.

Section 8.3.  Conditions of Acting as Administrator and of Accepting Appointment as a Co-Administrative Agent. The Administrator agrees to act as Administrator, and each of the Co-Administrative Agents accepts its appointment as a Co-Administrative Agent, upon the following conditions set forth in this Section 8.3.

(a)  Each of the Co-Administrative Agents and the Administrator may execute any of its duties hereunder by or through agents or employees and shall be entitled to rely upon advice of counsel concerning all legal matters pertaining to the agency hereby created and its duties hereunder.

    (b)  Neither of the Co-Administrative Agents nor the Administrator shall (i) be responsible to the Banks for any recitals, statements, warranties or representations herein, in any other Credit Document or in any related agreements furnished to either of the Co-Administrative Agents, the Administrator or any of the Banks by or on behalf of the Company or any other Obligor, or (ii) be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or under any other Credit Document on the part of the Company or any other Obligor. Any such inquiry which may be made by either of the Co-Administrative Agents or the Administrator shall not obligate such Person to make any further inquiry or to take any action.

    (c)  Each of the Co-Administrative Agents and the Administrator shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, teletype message, statement, order, telephone communication or other document or communication believed by it to be genuine and correct and to have been signed or communicated to it by the proper Person or Persons and, in respect of legal matters, upon the advice of counsel selected by the Co-Administrative Agents. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is a Bank hereunder shall be conclusive and binding on any subsequent transferee or assignee of such Bank.

    (d)  Neither of the Co-Administrative Agents nor the Administrator shall be responsible to any Bank for the validity or enforceability of this Agreement or any of the Notes or any of the other Credit Documents or for the validity, enforceability or collectibility of any amounts owing with respect to this Agreement or any of the Notes or any of the other Credit Documents.

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    (e)  Neither of the Co-Administrative Agents nor the Administrator has made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks with respect to the creditworthiness or financial condition of the Company or any of its Subsidiaries.

    (f)  Neither of the Co-Administrative Agents nor the Administrator shall be responsible to (i) any party on account of the failures of, or delay in performance or breach by, any Bank (except for such Co-Administrative Agent or the Administrator, in its capacity as a Bank in respect of its obligations as such) of its obligations hereunder or (ii) any Bank on account of the failure of or delay in performance or breach by any other Bank or any Borrower hereunder or under the Notes or under any of the other Credit Documents or in connection herewith or therewith.

Section 8.4.  Co-Administrative Agents; Administrator; Documentation Agent. In addition to Section 8.3, and except as otherwise expressly set forth in this Agreement, none of the Banks identified on the signature pages of this Agreement as a “Co-Administrative Agent” or as an “Administrator” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified as a “Co-Administrative Agent” or as an “Administrator” shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder or under any other Credit Document.

Section 8.5.  Payments Generally; Administrator’s Clawback.

    (a)  General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrator, for the account of the respective Banks to which such payment is owed, at the applicable Administrator’s Funding Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrator, for the account of the respective Banks to which such payment is owed, at the applicable Administrator’s Funding Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrator on the dates specified herein. Without limiting the generality of the foregoing, the Administrator may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrator will promptly distribute to each Bank its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Bank’s lending office. All payments received by the Administrator (i) after 2:00 p.m., in the case of payments in Dollars, or

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(ii) after the Applicable Time specified by the Administrator in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

    (b)    (i) Funding by Bank; Presumption by Administrator. Unless the Administrator shall have received notice from a Bank prior to the proposed date of any Revolving Borrowing of Eurocurrency Rate Loans (or, in the case of any Revolving Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Revolving Borrowing) that such Bank will not make available to the Administrator such Bank’s share of such Revolving Borrowing, the Administrator may assume that such Bank has made such share available on such date in accordance with Section 1.3 (or, in the case of a Revolving Borrowing of Base Rate Loans, that such Bank has made such share available in accordance with and at the time required by Section 1.3) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable Revolving Borrowing available to the Administrator, then the applicable Bank and the applicable Borrower severally agree to pay to the Administrator forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrator, at (A) in the case of a payment to be made by such Bank, the Overnight Rate and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Bank shall pay such interest to the Administrator for the same or an overlapping period, the Administrator shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Bank pays its share of the applicable Revolving Borrowing to the Administrator, then the amount so paid shall constitute such Bank’s Loan included in such Revolving Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Bank that shall have failed to make such payment to the Administrator.

        (ii) Payments by Borrowers; Presumptions by Administrator. Unless the Administrator shall have received notice from a Borrower prior to the date on which any payment is due to the Administrator for the account of the Banks or the Issuer hereunder that such Borrower will not make such payment, the Administrator may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks or the Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Banks or the Issuer, as the case may be, severally agrees to repay to the Administrator forthwith on demand the amount so distributed to such Bank or the Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrator, at the Overnight Rate.

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A notice of the Administrator Agent to any Bank or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Bank makes available to the Administrator funds for any Loan to be made by such Bank to any Borrower as provided in the foregoing provisions of Article I, and such funds are not made available to such Borrower by the Administrator because the conditions to the applicable Credit Extension set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Administrator shall return such funds (in like funds as received from such Bank) to such Bank, without interest.

    (d)    Obligations of Banks Several. The obligations of the Banks hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 8.7 are several and not joint. The failure of any Bank to make any Loan, to fund any such participation or to make any payment under Section 8.7 on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Loan, to purchase its participation or to make its payment under Section 8.7.

(e)    Funding Source. Nothing herein shall be deemed to obligate any Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner, except in compliance with applicable banking laws.

Section 8.6.  Modification of this Agreement, the Notes and the Letters of Credit and each of the other Credit Documents; Waivers and Consents. The Majority Banks shall have the power to assent to and authorize any modification of any of the provisions of this Agreement, the Notes or any of the other Credit Documents and to waive or consent to any deviation from or violation of the provisions of this Agreement, the Notes or any of the other Credit Documents which may be requested by the Company (including waivers of Defaults or Events of Default), and any such assent, authorization, waiver or consent shall be binding upon all of the Banks and all holders of the Notes as though such actions were specifically and expressly authorized by the terms hereof; provided, that no such assent, authorization, waiver or consent shall, without the consent of each Bank (with Obligations of the type being directly affected thereby) :

    (a)  amend or waive the obligation of the Company or any Borrower to pay the principal of each of the Loans as and when the same becomes due and to pay interest on each of them as the same shall become due from time to time and to pay any Facility Fees or any Letter of Credit Fee as and when the same become due;

    (b)  reduce the principal amount of any Note, the interest rate thereon, or any Facility Fees or any Letter of Credit Fee payable hereunder;

    (c)  increase the amount of any Commitment;

    (d)  amend, modify or waive (i) the definition of “Applicable Margin”, “Maturity Date” and “Majority Banks” or (ii) clause (c) of Section 1.12;

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    (e)  waive a Default or Event of Default under Section 7.1(a), Section 7.1(b) or Section 7.1(f);

    (f)  amend, modify or waive the provisions of Section 2.4(b), Section 4.10 or Section 5.1;

    (g)  amend or modify any Domestic Subsidiary Guarantee, or release any Borrower from any Obligations hereunder, or release any Subsidiary from any Obligations under any Domestic Subsidiary Guarantee, (unless such release of a Domestic Subsidiary Guarantor is in connection with the sale of all of the capital stock of any Domestic Subsidiary Guarantor and such sale is permitted by this Agreement, in which case such Domestic Subsidiary Guarantor shall be automatically released from any and all obligations under its Domestic Subsidiary Guarantee);

    (h)  amend, modify or waive the provisions of this Section 8.6;

    (i)  amend, modify or waive the provisions of Section 1.2(b), Section 1.5(h) or Section 1.8 which relate to the Company’s obligations to deposit cash for collateral purposes; and

    (j)  extend the Letter of Credit Expiration Date of any Letter of Credit beyond the Maturity Date;

and further provided, that:

    (A)  the Stated Amount of any Letter of Credit may not be increased unless consented to by the Issuer thereof;

    (B)  the interests, rights or obligations of the Issuer shall not be adversely affected unless consented to by such Issuer; and

    (C)  the interests, rights or obligations of any Co-Administrative Agent or Administrator shall not be adversely affected unless consented to by such Co-Administrative Agent or Administrator.

Section 8.7.  Costs of Co-Administrative Agents; Indemnification. Each Bank agrees to reimburse the Issuer and each of the Co-Administrative Agents, pro rata (in accordance with the amount of Loans owing to such Bank), for all costs, expenses, and disbursements (including reasonable attorneys’ fees and disbursements and amounts paid to consultants and agents retained by such Co-Administrative Agents) incurred by, or asserted against, the Issuer and such Co-Administrative Agent and not reimbursed by the Company. Without limitation of the foregoing, each Bank agrees to indemnify the issuer and each of the Co-Administrative Agents and the Administrator (to the extent not reimbursed by the Company) ratably, as aforesaid, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Issuer and such Co-Administrative Agent or the Administrator in any way relating to or arising out of this Agreement, the Notes or any of the other Credit Documents or any action taken or omitted by the

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Issuer and such Co-Administrative Agent or the Administrator under this Agreement or the Notes or any of the other Credit Documents, except to the extent that the same may result from the gross negligence or willful misconduct of the Issuer and such Co-Administrative Agent or the Administrator; provided, that at all times during the continuance of an Event of Default, the aforesaid reimbursement and indemnity obligations of each Bank shall be determined by each Bank’s pro rata share of the aggregate of the Company’s Obligations (including all Advances) outstanding at such time under this Agreement, the Notes and each of the other Credit Documents. Each of the Issuer and the Co-Administrative Agents and the Administrator shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. In all cases the Issuer and each of the Co-Administrative Agents and the Administrator shall be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Credit Documents in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes. If any indemnity in favor of the Issuer and any Co-Administrative Agent or the Administrator shall be or become, in the Issuer’s and such Co-Administrative Agent’s or the Administrator’s reasonable determination, inadequate, the Issuer and such Co-Administrative Agent or the Administrator, as the case may be, may call for additional indemnification from the Banks and cease to do the acts indemnified against hereunder until such additional indemnity is given.

Section 8.8.  Non-Reliance on Co-Administrative Agents and the Administrator; Assignment.

    (a)  Each Bank hereby represents that it has made its own independent investigation with respect to the creditworthiness and financial condition of the Company and its Subsidiaries and has not relied upon any statement or document furnished to it by any Co-Administrative Agent or the Administrator, or any warranty, either express or implied, by any Co-Administrative Agent or the Administrator. Each Bank also acknowledges that it will, independently of each of the Co-Administrative Agents, the Administrator and each other Bank, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any of the other Credit Documents.

    (b)  Each Bank further represents and warrants that it is entering into this Agreement for investment purposes and not with the present intention of distribution or resale. Except as permitted by Section 10.5 below, no Bank may assign its Commitments and/or obligations hereunder without the prior consent of the Co-Administrative Agents, the Issuer and the Company and any such transfers must comply with all applicable Laws.

Section 8.9.  Successor Administrator. The Administrator may resign at any time by giving thirty (30) days written notice thereof to the Banks and the Company. A successor Administrator shall be appointed upon a vote of the Majority Banks. Upon the

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acceptance of any appointment as Administrator hereunder by a substitute or successor Administrator, such substitute or successor Administrator shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under this Agreement from the date of its resignation as specified in such notice, but such resignation shall not discharge the Administrator from any liability incurred in the discharge of its duties hereunder before such resignation. If no successor Administrator shall have been appointed by the Majority Banks and have accepted such appointment within 30 days of the retiring Administrator’s giving notice of resignation, then the retiring Administrator’s resignation shall nonetheless become effective and (a) the retiring Administrator shall be discharged from its duties and obligations hereunder and (b) the Majority Banks shall perform the duties of the Administrator (and all payments and communications provided to be made by, to or through the Administrator shall instead be made to each Bank directly) until such time as the Majority Banks appoint a successor Administrative Agent pursuant to this Section 8.9.

Section 8.10.  Action by the Administrator. Except as otherwise provided in this Agreement, the Administrator will take such action, assert such rights and pursue such remedies under this Agreement, the Notes and any of the other Credit Documents as the Majority Banks shall direct and as it shall be entitled to do so. Except as otherwise expressly provided in this Agreement, the Administrator will not (and will not be obligated to) take any action, assert any rights or pursue any remedies under this Agreement or any of the Notes or any of the other Credit Documents in violation or contravention of any express direction or instruction of the Majority Banks. The Administrator may refuse (and will not be obligated) to take any action, assert any rights or pursue any remedies under this Agreement or any of the Notes or any of the other Credit Documents without the express written direction and instruction of the Majority Banks. No Bank (other than the Administrator, acting in its capacity as such) shall be entitled to take any action of any kind under this Agreement or any Note or any of the other Credit Documents, other than to enforce payment of amounts due and payable hereunder or under any Note issued to such Bank.

Section 8.11.  Substitution of Banks. (a) Within thirty (30) days after any Bank has been unable, for any reason, to fund any Loan requested in accordance with the terms hereof (and to which the Company is entitled under the terms hereof) (such Bank is hereinafter referred to as an “Affected Bank”), the Company may request the non-Affected Banks to acquire all or any portion of such Affected Bank’s Advances and to assume all or such portion of such Affected Bank’s Commitments. The non-Affected Banks may elect to acquire less than, or none of, the amount of such Affected Bank’s outstanding Advances and to assume less than, or none of, the amount of the Affected Bank’s Commitments that the Company requested be acquired and be assumed. If the non-Affected Banks do not elect to acquire or assume all of such Affected Bank’s outstanding Advances and Commitments, and with the written consent (such consent not to be unreasonably withheld) of non-Affected Banks constituting the Majority Banks, the Company may designate a replacement lender or lenders to acquire and assume all or any portion of the Advances and Commitment of the Affected Bank not being acquired and assumed by the non-Affected Banks, subject to the requirement that no such replacement lender may have a Commitment which is less than $5,000,000.

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    (b)  If one or more non-Affected Banks shall so agree in writing or if the Company designates a replacement lender or lenders in respect of all or a portion of the outstanding Advances of the Affected Bank, such non-Affected Bank or Banks and/or such replacement lender or lenders shall purchase such Advances or portion, without recourse to or warranty by (other than a warranty from the Affected Bank as to the principal amount of the Advances being purchased), or expense to, such Affected Bank, and such Affected Bank shall sell such Advances, for a purchase price equal to the outstanding principal amount of the Advances of such Affected Bank, in each case in such proportions as the non-Affected Banks, the replacement lenders and the Company shall agree, in the same mixture of the Eurocurrency Rate Loans, Base Rate Loans as all the outstanding Advances of the Affected Bank, and on a date mutually acceptable to the parties. Such Affected Bank’s Commitment shall be allocated among such non-Affected Banks and/or such replacement lender or lenders in proportion to their acquisition of the Affected Bank’s Advances. All interest on and all other fees payable on (including, without limitation, any payment or indemnification due under Section 1.18) Advances being acquired by the non-Affected Banks and any replacement lender or lenders accrued as of the date of such acquisition shall be paid by the Company to the Affected Bank on the date of such acquisition.

    (c)  If all of an Affected Bank’s outstanding Commitment is acquired and assumed by a non- Affected Bank or a replacement bank, the Affected Bank shall be considered to be released from its obligations related to such assumed Commitments and shall no longer constitute a Bank for the purposes of this Agreement.

    (d)  Upon completing any purchase pursuant to this Section 8.11 and upon executing a counterpart of this Agreement, each replacement lender shall become a Bank hereunder.

    (e)  If the non-Affected Banks and any replacement lender(s) are only willing to acquire less than all of the Affected Bank’s outstanding Advances, the Commitment of the Affected Bank shall not terminate, but shall be reduced in an amount proportionate to the percentage of its Advances and the Affected Bank shall continue to be a Bank hereunder with a reduced Commitment.

    (f)  The Company shall have no obligation to seek a replacement lender or take any other action under this Section, and any failure on the part of an Affected Bank to fund any Advances, unless otherwise excused hereunder, shall be deemed to be a breach of this Agreement on the part of such Bank.

ARTICLE IX   DEFINITIONS

Section 9.1.  Accounting Terms, Changes in GAAP or FASB Standards; Rules of Interpretation. Unless otherwise defined, all accounting terms shall be construed, and all computations or classifications of assets and liabilities and of income and expenses shall be made or determined, on a consolidated basis in accordance with GAAP. If either GAAP or FASB Standards are changed in the future in such a way as to materially and adversely change the effect of the financial covenants and reporting requirements as presently contained in this

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Agreement, the Company and the Banks agree to negotiate in good faith to amend the relevant portions of this Agreement which are controlled or determined by the application of GAAP or FASB Standards, so that such relevant portions shall continue to afford to the Banks the same information, protections and covenants as provided and contained in this Agreement in its form on this date. The defined terms used in this Agreement shall apply equally to both the singular and the plural form of the terms defined. All references herein to Sections and clauses shall be deemed references to Sections and clauses of this Agreement unless the context shall otherwise require. Each reference herein to a particular Person (including each of the Banks) shall be deemed to include a reference to such Person’s successors and permitted assigns. Whenever used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

Section 9.2.  Exchange Rates; Currency Equivalents. (a) The Administrator shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Advances and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Obligors hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for the purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrator, absent manifest error.

    (b)  Wherever in this Agreement in connection with a Revolving Borrowing, or the conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrator, absent manifest error.

Section 9.3.  Additional Alternative Currencies. (a) The Company may from time to time request that Eurocurrency Rate Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency;”provided, that such requested currency is in a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrator and the Banks.

    (b)  Any such request shall be made to the Administrator not later than 11:00 a.m., 20 Business Days prior to the date of the desired Advance (or such other time or date as may be agreed by the Administrator in its sole discretion). The Administrator shall promptly notify each Bank thereof. Each Bank shall notify the Administrator, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

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(c)  Any failure by a Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Bank to permit Eurocurrency Rate Loans to be made in such requested currency. If the Administrator and all the Banks consent to making Eurocurrency Rate Loans in such requested currency, the Administrator shall notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Borrowings of Eurocurrency Rate Loans. If the Administrator shall fail to obtain consent to any request for additional currency under this Section 9.3, the Administrator shall promptly so notify the Company.

Section 9.4.  Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London intrabank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with the effect from the date on which such member state adopts the Euro as its lawful currency; provided, that if any Revolving Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Borrowing, at the end of the then current Interest Period.

    (b)  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrator may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

    (c)  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrator may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 9.5.  Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 9.6.  Letter of Credit Amounts. With respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

Section 9.7.  Other Definitions. As used herein, in the Notes, the Letters of Credit and (unless otherwise provided therein) in each other Credit Document or in any certificate, document or report delivered pursuant to this Agreement, the following terms shall have the following meanings:

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“Absolute Rate” means a fixed rate of interest expressed in multiples of 1/100% of one basis point.

“Absolute Rate Loan” means a Bid Loan that bears interest at a rate determined with reference to an Absolute Rate.

“Accounts Receivable” means all rights of any Applicable Kaman Entity to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of any Applicable Kaman Entity to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with GAAP.

“Acquisition” means any transaction or series of related transactions consummated on or after the Effective Date, by which the Company or any of its Subsidiaries (a) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) a majority of the securities of a corporation, which securities have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage and voting power) of the outstanding partnership interests of a partnership or membership interests of a limited liability company.

“Additional Costs” has the meaning assigned to such term in Section 1.16(a).

“Adjusted Fixed Charge Coverage Ratio” means the ratio of (a) the Company’s EBITDA (without adding back the Permitted 2004 Restructuring Charge as permitted by the proviso contained in the definition of EBITDA) for the four (4) most recently completed fiscal quarters of the Company, to (b) the aggregate consolidated interest expense on borrowed money (including the Obligations) (net of cash income from investments) of the Company and its Subsidiaries for such four fiscal quarters.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrator.

“Administrator Fee Letter” means that letter dated as of July 7, 2005, between the Administrator, Banc of America Securities LLC and the Company in connection with this Agreement.

“Administrator” means Bank of America as the “Administrator” hereunder and any successor, transferee and assign thereof in such capacity.

“Administrator’s Funding Office” means, with respect to any currency, the Administrator’s address and, as appropriate, account set forth on Schedule 1.1 with respect to such currency, or such other address or account with respect to such currency as the Administrator may from time to time notify the Company.

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“Advances” means, collectively, with respect to any Bank, (i) any and all Loans made by such Bank (ii) and any and all Letters of Credit issued by such Bank pursuant to this Agreement, including the extension of any Letter of Credit Expiration Date.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Revolving Credit Agreement, as the same may from time to time be amended, supplemented or otherwise modified.

“Aggregate Commitments” means the Commitments of all Banks.

“Alternative Currency” means each of Euro, British Pound, Japanese Yen, Australian Dollar, New Zealand Dollar, Canadian Dollar, Swiss Franc, Swedish Kroner and each other currency (other than Dollars) that is approved in accordance with Section 9.3.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrator at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $25,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Applicable Kaman Entities” means the Company and its Industrial Distribution and Music segments, and elements of the Aerospace segment, including Kamatics Corporation, RWG Frankejura Industrie Flugwerklager GmbH, Plastics Fabricating Company, Inc., Kaman Dayron, Inc., and Kaman Aerospace Corporation’s Fuzing and Measurement and Memory operations (the aforementioned segments being the Company’s operating segments identified pursuant to Statement of Financial Accounting Standards No. 131).

“Applicable Margin” means a percentage based upon the highest of the then applicable credit ratings from S&P with respect to Public Senior Debt (whether or not any is outstanding) as follows:

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Credit Rating	Facility Fee Applicable Margin	Letter of Credit Fee Applicable Margin	Eurocurrency Applicable Margin
S&P
≥ A-	0.100%	0.400%	0.400%
≥ BBB+	0.150%	0.475%	0.475%
≥ BBB	0.200%	0.675%	0.675%
≥ BBB-	0.250%	0.875%	0.875%
< BBB-	0.375%	1.000%	1.000%

The Applicable Margin shall be adjusted on the Business Day after any announcement, change, or withdrawal of S&P’s rating of the Company’s Public Senior Debt; provided, that if at any time any Public Senior Debt is not rated by S&P, such Public Senior Debt shall, for purposes of this definition, be deemed to have been rated one level above the then applicable highest rating ascribed to the Company’s Subordinated Debt by S&P; provided further, that if at any time neither the Subordinated Debt nor the Public Senior Debt of the Company is rated by S&P, or if at any time S&P is not in the business of rating debt securities such as the Company’s Subordinated Debt or Public Senior Debt, then the Company and the Banks shall enter into good faith negotiations to establish an alternate basis for determining the Applicable Margin, either with reference to credit ratings from an alternative rating agency for any of the Subordinated Debt or Public Senior Debt or on some other basis mutually acceptable to the Company and the Banks; provided further, that until such an alternate basis for determining the Applicable Margin is established, the Applicable Margin shall be the Applicable Margin in effect immediately prior to such occurrence. The Company covenants and agrees with each of the Co-Administrative Agents and the Banks to at all times use its best efforts to cause S&P to issue credit ratings (either publicly or in the form of letters to the Co-Administrative Agents) for its Public Senior Debt and/or its Subordinated Debt (whether or not any such Public Senior Debt or Subordinated Debt is outstanding).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrator or the Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignment and Assumption” means an assignment and assumption agreement, in or substantially in the form of Exhibit H attached hereto, entered into by a Bank and an assignee of such Bank pursuant to Section 10.5, and accepted by the Company and the Co-Administrative Agents.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

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“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 1.2(b), and (c) the date of termination of the commitment of each Bank to make Loans and of the obligation of the Issuer to make L/C Credit Extensions pursuant to Section 1.4

“Banks” has the meaning assigned to such term in the preamble to this Agreement.

“Base Rate” means, for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus ½ of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon several factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Base Rate Loan” means all or any portion of any Loan made hereunder which bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Bid Borrowing” means a borrowing consisting of simultaneous Bid Loans of the same Type from each of the Banks whose offer to make one or more Bid Loans as part of such borrowing has been accepted under the auction bidding procedures described in Section 1.4.

“Bid Loan” has the meaning specified in Section 1.4.

“Bid Loan Bank” means, in respect of any Bid Loan, the Bank making such Bid Loan to the Borrower.

“Bid Request” means a written request for one or more Bid Loans substantially in the form of Exhibit B-1.

“Borrowing” means a Revolving Borrowing, a Bid Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means, with respect to Eurocurrency Rate Loans, any day on which commercial banks are open for domestic and international dealings in Dollar deposits in Hartford, Connecticut, New York, New York, Boston, Massachusetts and London, England and, with respect to any other Loans or any Bid Loans or any other matters, any day other than a day on which commercial banks in Hartford, Connecticut, Boston, Massachusetts, and New York, New York, are required or permitted by law to close.

“Cash Collateralize” has the meaning specified in Section 1.5(h)(iv).

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“Change of Control” means an event or series of events by which, following January 1, 2005:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities;

provided, that, notwithstanding the foregoing, an event that would otherwise constitute a Change of Control under clause (a) or (c) above shall be deemed not to have occurred for so long, but only for so long, as Charles H. Kaman, his wife, their descendents and partnerships or trusts in which they are the sole beneficial owners or beneficiaries

NYDOCS/1204419.6

continue to own and have the sole right to direct the voting of securities representing at least a majority of the combined voting power of such securities.

“Co-Administrative Agent” and “Co-Administrative Agents” shall have the respective meanings ascribed to such terms in the preamble of this Agreement.

“Co-Lead Arrangers” means Banc of America Securities LLC and Scotia Capital.

“Co-Lead Arrangers Fee Letter” means that letter dated as of July 7, 2005 between the Co-Administrative Agents, Banc of America Securities LLC, and the Company in connection with this Agreement.

“Code” means the Internal Revenue Code of 1986 and all rules and regulations promulgated pursuant thereto, as the same may from time to time be supplemented or amended.

“Commitment” means, with respect to each Bank, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 1.1(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable, as such amount shall be adjusted from time to time in accordance with this Agreement.

“Commitment Percentage” means with respect to any Bank at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Bank’s Commitment at such time. If the commitment of each Bank to make Loans and the obligation of the Issuer to make L/C Credit Extensions have been terminated pursuant to Section 7.3 or if the Aggregate Commitments have expired, then the Commitment Percentage of each Bank shall be determined based on the Commitment Percentage of such Bank most recently in effect, giving effect to any subsequent assignments. The initial Commitment Percentage of each Bank is set forth opposite the name of such Bank on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable.

“Company” has the meaning assigned to such term in the preamble of this Agreement.

“Competitive Bid” means a written offer by a Bank to make one or more Bid Loans, substantially in the form of Exhibit B-2 thereto, duly completed and signed by a Bank.

“Competitive Bid Note” has the meaning specified in Section 1.9.

“Consolidated Accounts Receivable and Inventory” means the Company’s consolidated accounts receivable and inventory, including, without limitation, all goods and to be sold, leased or otherwise marketed in the ordinary course of business and all rights of the Company and its Subsidiaries to payment for such goods and all rights of the Company and its Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or

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property Taxes in conjunction with such transactions, recorded on books of account in accordance with GAAP.

“Consolidated Net Worth” means the Company’s consolidated shareholders equity (including any and all Qualifying Preferred Stock) as determined under GAAP.

“Consolidated Tangible Assets” means the Company’s consolidated assets, excluding all Intangible Assets.

“Consolidated Total Indebtedness” means, as of any date, any Indebtedness of the Company or any Subsidiary, other than any Indebtedness of the Company to any Subsidiary or of any Subsidiary to the Company or any other Subsidiary.

“Contingent Liability” means any liability, indebtedness or obligation of the type described in or contemplated by Section 5.3.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Credit Documents” means (i) this Agreement, the Notes, each Letter of Credit, each Domestic Subsidiary Guarantee, each Revolving Loan Notice, each Bid Request, each Competitive Bid, each Swing Line Loan Notice, each Letter of Credit Application, the Administrator Fee Letter, the Co-Lead Arrangers Fee Letter, the Scotia Capital Fee Letter and each other letter (including, without limitation, fee letters), notice, agreement, certificate, document or instrument delivered in connection with this Agreement and (ii) any agreements or instruments pursuant to which the Obligations of the Company or any other Obligor under this Agreement, any of the Notes or any of the Domestic Subsidiary Guarantees are refunded, refinanced or replaced (in whole or in part) from time to time, as such agreements, certificates, documents and instruments referred to in clauses (i) and (ii) of this definition may from time to time be amended, supplemented, restated, renewed or otherwise modified.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event which, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default.

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“Delinquent Bank” has the meaning ascribed to such term in Section 8.5(b) hereof.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 1.13.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 1.13.

“Dollar”, “Dollars” and the sign “$” means lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrator, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state thereof.

“Domestic Subsidiary Guarantee” means each Domestic Subsidiary Guarantee executed and delivered by a Subsidiary of the Company to each of the Co-Administrative Agents and the Banks pursuant to Section 3.1(a) or Section 4.10 of this Agreement, substantially in the form of Exhibit I hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Domestic Subsidiary Guarantor” means any Subsidiary of the Company which (i) has executed a Domestic Subsidiary Guarantee pursuant to Section 3.1 of this Agreement on the Effective Date or (ii) is required to execute a Domestic Subsidiary Guarantee in accordance with Section 4.10 of this Agreement.

“EBITDA” means the consolidated operating earnings of the Company and its Subsidiaries for any fiscal period, after all expenses and other proper charges but before the payment or provision for any income taxes, interest expense, special items such as gains or losses on sales of assets, extraordinary or special items reported net of taxes, depreciation or amortization, and all other items reported as non-operating income for such period, in each case without duplication, and all determined in accordance with GAAP; provided, that notwithstanding the foregoing, EBITDA for any period shall be increased by Permitted 2004 Restructuring Charges, to the extent such Permitted 2004 Restructuring Charges were deducted in determining consolidated operating earnings of the Company and its Subsidiaries for such period.

“Effective Date” means August 5, 2005.

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“Eligible Accounts” means the aggregate of the unpaid portions of Accounts Receivable (net of any credits, rebates, offsets, holdbacks or other adjustments or commissions payable to third parties that are adjustments to such Accounts Receivable) (a) that the Company reasonably and in good faith determines to be collectible and (b) that are with account debtors or other obligors that (i) are not affiliates of any Applicable Kaman Entity, (ii) purchased the goods or services giving rise to the relevant Account Receivable in an arm's length transaction and (iii) are not known by such Applicable Kaman Entities to be insolvent or involved in any case or proceeding, whether voluntary or involuntary, under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction.

“Eligible Assignee” means (a) a Bank; (b) an Affiliate of a Bank; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Co-Administrative Agents, the Issuer and the Swing Line Bank, and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“Eligible Inventory” means the net book value (determined by the average costing method and at lower of cost or market) of finished goods, work in progress and raw materials and component parts inventory owned by any Applicable Kaman Entity; provided that Eligible Inventory shall not include any inventory (a) held on consignment, or not otherwise owned by any such Applicable Kaman Entity, or of a type no longer sold by any such Applicable Kaman Entity or (b) which is damaged, obsolete or not marketable.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Requirements of Law regulating, relating to or imposing liability or standards or conduct concerning, any Hazardous Substances or environmental protection.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated pursuant thereto, as the same may from time to time be supplemented or amended.

“Euro” and “EUR” means the lawful currency of the Participating Member States in accordance with the EMU Legislation.

“Eurocurrency Bid Margin” means the margin above or below the Eurocurrency Rate to be added or subtracted from the Eurocurrency Rate, which margin shall be expressed in multiples of 1/100% of one basis point.

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“Eurocurrency Margin Bid Loan” means a Bid Loan that bears interest at a rate based upon the Eurocurrency Rate.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrator from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrator to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Revolving Loan” means a Revolving Loan that is a Eurocurrency Rate Loan.

“Eurocurrency Rate Loan” means all or any portion of any Loan made hereunder which bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Revolving Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” and “Events of Default” shall have the respective meanings assigned to such terms in Section 7.1.

“Existing Credit Agreement” means that certain Revolving Credit Agreement, dated as of November 13, 2000 among the Company, the Former Co-Administrative Agents, the Former Administrator, and certain financial institutions, as the same shall be amended, supplemented or otherwise modified as of the date hereof.

“Existing Letters of Credit” means (i) any letter of credit which has been previously issued by Scotia Capital under the Existing Credit Agreement for the account of the Company or any of its Subsidiaries as set forth on Schedule 2(a) and (ii) any other letter of credit which has been previously issued by Scotia Capital for the account of the Company or any of its Subsidiaries attached hereto on Schedule 2(b).

“Facility Fees” has the meaning assigned thereto in Section 1.12(a).

“FASB Standards” means the standards established by the Financial Accounting Standards Board, in effect from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the

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Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrator.

“Fee” and “Fees” means any and all Facility Fees, Letter of Credit Fees, and all other fees payable under Section 1.12.

“Foreign Bank” has the meaning assigned to such term in Section 1.12(b).

“Foreign Obligations” means all Obligations of Foreign Subsidiaries.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia.

“Former Administrator” means Fleet National Bank, in its capacity as administrator under the Existing Credit Agreement.

“Former Co-Administrative Agents” means each of Fleet National Bank and The Bank of Nova Scotia, in their respective capacities as co-administrative agents under the Existing Credit Agreement.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Governing Documents” means as to any Person, the articles or certificate of incorporation and by-laws or other organizational documents of such Person, as amended.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising any executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantee” means, in relation to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any liabilities of any other Person in any manner, whether directly or indirectly.

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“Hazardous Substances” means any hazardous waste, substances or materials, any pollutants or contaminants, any toxic substances, and any other substances regulated by any Environmental Laws.

“Increase Effective Date” has the meaning assigned to such term in Section 1.14(d).

“Indebtedness” means, in relation to any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures or notes or similar instruments which (in the case of such similar instruments only) are held by financial institutions; (c) all obligations, contingent or otherwise, relative to the Stated Amount of (i) all Letters of Credit, and (ii) any other letters of credit (but only to the extent that all such other letters of credit exceed $15,000,000), whether or not drawn, issued for the account of such Person; (d) all obligations of such Person upon which interest charges are customarily paid, excluding trade indebtedness incurred in the ordinary course of business; (e) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade indebtedness incurred in the ordinary course of business); (f) all capitalized lease obligations of such Person; (g) all obligations of such Person as an account party in respect of bankers’ acceptances and (h) all obligations, contingent or otherwise, of such Person relative to the Repurchase Obligations (but only to the extent that such Repurchase Obligations, individually or in the aggregate, exceed $15,000,000).

“Indemnified Party” and “Indemnified Parties” means each of the Co-Administrative Agents, the Administrator, each of the Banks, each affiliate of any of the foregoing and the respective directors, officers, agents and employees of each of the foregoing, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act, as amended, or Section 20 of the Securities Exchange Act, as amended.

“Intangible Assets” means any and all goodwill, patents, patent applications, trademarks, trade names, trade styles, copyrights, all applications therefor, research and development costs, tax refunds, and all other assets of the Company and its Subsidiaries constituting intangible assets as determined by GAAP.

“Interest Period” means:

(a)    Eurocurrency Rate Loans. With respect to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or (in the case of any Eurocurrency Rate Revolving Loan) converted to or continued as a Eurocurrency Rate Revolving Loan) and ending on the date 1, 2, 3, or 6 months thereafter, as the case may be, as selected by the Company in compliance with this Agreement and as set forth in the applicable Revolving Loan Notice.

(b)    Bid Loans. With respect to each Bid Loan, the period commencing on the date of such Bid Loan and ending not less than 14 days nor more than 180 days thereafter, as the Company and the lender of such Bid Loan may agree, pursuant to Section 1.4.

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“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer” means either of the Co-Administrative Agents, in its capacity as Issuer of the Letters of Credit. At the request of either of the Co-Administrative Agents, another Bank or an affiliate of either of the Co-Administrative Agents may issue one or more Letters of Credit hereunder; provided, that the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) shall be required as to any such other Bank and, if the debt rating of such affiliate is less than that of the applicable Co-Administrative Agent, as to any such affiliate. The Company’s consent shall be deemed to be reasonably withheld if the beneficiary of the Letter of Credit declines to accept the Letter of Credit of such other Bank or such affiliate.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuer and the Company (or a Domestic Subsidiary Guarantor) or in favor of the Issuer and relating to any such Letter of Credit.

“L/C Advance” means, with respect to each Bank, such Bank’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the current expiry date thereof, or the increase in the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 9.6. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn

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thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“letter of credit” means each letter of credit issued for the account of the Company or any of its Subsidiaries (other than the Letters of Credit).

“Letter of Credit” means any and all standby letters of credit issued pursuant to this Agreement, including all Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fees” has the meaning assigned to such term in Section 1.12(c).

“Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Liabilities” means any and all losses, claims, damages, liabilities or other costs or expenses (including reasonable attorneys’ and other professionals’ fees and disbursements as and when incurred by such Indemnified Party) to which an Indemnified Party may become subject which arise out of or relate to or result from any transaction, action or proceeding related to or connected with this Agreement or any other Credit Document, excluding those losses, claims, damages, liabilities or other costs or expenses arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence, bad faith or willful misconduct.

“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, charge or lien (statutory or otherwise) in respect of an interest in property intended to secure, support or otherwise assure payment of an obligation.

“Loan” or “Loans” means any and all Revolving Loans, Bid Loans, and/or Swing Line Loans.

“Majority Banks” means (a) as of any date on which any Commitments shall be in effect and shall not have been terminated under the terms hereof, Banks whose aggregate Commitments constitute greater than 50% of the Aggregate Commitments and (b) as of any date

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after the date on which all Commitments hereunder shall have been terminated, Banks holding greater than 50% of the outstanding principal amount of the Loans outstanding on such date.

“Material Adverse Effect” means any of the following: (a) any materially adverse effect on the business, assets, properties, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole; (b) any material impairment of the ability of the Company to perform any of its obligations under this Agreement, the Notes or any other Credit Document; (c) any impairment of the ability of any Domestic Subsidiary Guarantor to perform any of its obligations under any Domestic Subsidiary Guarantee which impairment would either (i) have a material adverse effect on the obligations of all the Domestic Subsidiary Guarantors under the Domestic Subsidiary Guarantees, when taken together as a whole, or (ii) result in non-compliance with Section 4.10; or (d) any impairment of the validity or enforceability of this Agreement, the Notes or any Domestic Subsidiary Guarantee or any of the rights, remedies or benefits to either of the Co-Administrative Agents, the Administrator or the Banks under this Agreement, the Notes, any Domestic Subsidiary Guarantee or any other Credit Document.

“Maturity Date”has the meaning assigned to such term in Section 1.1 of this Agreement.

“Note” or “Notes” means the Revolving Notes, the Swing Line Notes, or the Competitive Bid Notes individually or collectively, as appropriate.

“Obligations” means all indebtedness, obligations and liabilities existing on the date of this Agreement or arising from time to time thereafter, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Company and each other Obligor to either of the Co-Administrative Agents, the Administrator, the Issuer or any of the Banks (a) in respect of Loans or Bid Loans made to the Company by any of the Banks pursuant to this Agreement, (b) in respect of any Letter of Credit issued for the account of the Company or any Domestic Subsidiary Guarantor (including in respect of any reimbursement obligation in respect thereof), or (c) arising or incurred under or in respect of this Agreement, any of the Notes, any Letter of Credit or any of the other Credit Documents.

“Obligor” and “Obligors” means the Company, each Designated Borrower, or any other Subsidiary of the Company obligated under any Credit Document.

“Outstanding Amount” means (a) with respect to any Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings or prepayments or repayments of such Loan occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the

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Administrator, the Issuer, or the Swing Line Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted 2004 Restructuring Charges” means all non-cash sales and pre-tax charges against earnings taken by the Company, in accordance with GAAP, for the fiscal quarter ending September 30, 2004, in respect of write-offs of accounts receivable and capitalized development and other start-up costs relating to development and production of helicopter fuselages and rotor blades for MD Helicopters, Inc., such charges not to exceed, in the aggregate, $21,000,000.

“Person” means any individual, corporation, association, partnership, trust, limited liability company, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof

“Plan” means any employee benefit plan or other plan maintained for employees covered by Title 10 of ERISA.

“Public Senior Debt” means long-term, publicly held senior unsecured non-credit enhanced indebtedness of the Company (whether or not outstanding).

“Qualifying Preferred Stock” means any issued and outstanding preferred stock of the Company with respect to which no mandatory redemption or repurchase is or could be required of the Company or any of its Subsidiaries prior to the Maturity Date.

“Recapitalization” means the proposed recapitalization of the Company’s capital stock in accordance with Recapitalization Agreement pursuant to which, subject to approval by the holders of both the Class A Stock and the Class B Stock, (i) the Company’s Class A Common Stock would be amended to be given full voting rights generally available to common stock of Connecticut companies and remove the “Class A” designation (after giving effect to such amendment, the “Common Stock”) and (ii) each outstanding share of the Company’s Class B Common Stock would be reclassified at the individual holder’s election (subject to a limitation applicable to the shareholders that could limit their fully exercising the all stock election) either into (A) 3.58 shares of Common Stock for each share of Class B Stock or (B) a combination of 1.84 shares of Common Stock and $27.10 in cash, with the maximum amount of cash that would be needed if all Class B stockholders make the part cash/part stock election equal to approximately $18,100,000.

“Recapitalization Agreement” means the Recapitalization Agreement, dated June 7, 2005, by and among the Company, and certain members of the Kaman family.

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“Real Estate” means any real estate owned or operated by the Company or any of its Subsidiaries.

“Register” has the meaning assigned to such term in Section 10.5(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” has the meaning assigned to such term in Section 4034 of ERISA.

“Repurchase Obligations” means any and all contractual agreements entered into in connection with the Company’s or a Subsidiary of the Company’s sale of one or more K-Max helicopters pursuant to which the Company or such Subsidiary is contractually obligated to repurchase such helicopter(s) for a specified period of time following such sale upon the occurrence of certain specified events.

“Requirement of Law” means as to any Person, (i) the Governing Documents of such Person, and (ii) any law, treaty, rule or regulation or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 1.3, and (iii) such additional dates as the Administrator shall determine or the Majority Banks shall require; and (b) with respect to any Letter of Credit, each of the following: (i) in the case of the Existing Letters of Credit, as of the Effective Date, and (ii) such additional dates as the Administrator or the Issuer shall determine or the Majority Banks shall require.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Obligor. Any document delivered hereunder that is signed by a Responsible Officer of a Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurocurrency Rate Revolving Loans, having the same Interest Period made by each of the Banks pursuant to Section 1.1(a).

“Revolving Loan” has the meaning assigned to such term in Section 1.1(a) of this Agreement.

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“Revolving Loan Notice” means (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 1.3(a) which, if in writing, shall be substantially in the form of Exhibit A.

“Revolving Note” has the meaning specified in Section 1.9.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the Administrator to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Scotia Capital Fee Letter” means that letter dated as of July 7, 2005, between Scotia Capital and the Company in connection with this Agreement.

“S&P” means Standard & Poor’s Ratings Services.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Senior Debt” means, collectively, all obligations of the Company under or in respect of the Credit Documents, including all such obligations in respect of principal, interest (including interest accruing after any bankruptcy or insolvency proceeding is commenced by or against the Company, whether or not such interest is an allowed claim in such proceeding), fees, costs, expenses or indemnities owing under any of the Credit Documents.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrator to be the rate quoted by Administrator as the spot rate for the purchase by the Administrator of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that the Administrator may obtain such spot rate from another financial institution designated by the Administrator if the Administrator does not have as of the date of determination a spot buying rate for any such currency.

“Stated Amount” of each Letter of Credit or, if applicable, other letter of credit, means the total Dollar amount then available to be drawn under such Letter of Credit or, if applicable, other letter of credit.

“Subordinated Debt” means (i) any Indebtedness of the Company under the Indenture, dated as of February 4, 1987, between the Company and Manufacturers Hanover

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Trust Company, as trustee, relating to the $85,000,000 (subject to increase to $95,000,000) principal amount of 6% Convertible Subordinated Debentures of the Company due 2012 and (ii) any Indebtedness of the Company not described in the foregoing clause (i) which is expressly subordinated to all Senior Debt on terms not materially less favorable to the holders of Senior Debt than the terms of subordination of the Indebtedness described in clause (i) of this definition.

“Subsidiary” and “Subsidiaries” means any corporation or corporations of which more than 50% of the outstanding shares of stock of each class having ordinary voting power is at the time owned by the Company and/or by one or more Subsidiaries.

“Swing Line” means the revolving credit facility made available by the Swing Line Bank pursuant to Section 1.6.

“Swing Line Bank” means Bank of America in its capacity as provider of Swing Line Loans, or any successor Swing Line Bank hereunder.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 1.6.

“Swing Line Loan” has the meaning specified in Section 1.6(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 1.6(b), which, if in writing, shall be substantially in the form of Exhibit C.

“Swing Line Note” has the meaning specified in Section 1.9.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Termination Date” means the date all the Obligations then due and payable have been paid in full and all the Commitments have terminated.

“Total Capitalization” means the aggregate amount at any time of the Company’s Consolidated Net Worth plus the Company’s Consolidated Total Indebtedness.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, as to any Loan, its nature as a Base Rate Loan, Eurocurrency Rate Loan or Absolute Rate Loan.

“Unreimbursed Amount” has the meaning specified in Section 1.5(d)(i).

ARTICLE X   MISCELLANEOUS

Section 10.1.  Expenses. Each of the Borrowers jointly and severally agrees to pay all out-of-pocket expenses of each of the Co-Administrative Agents (including due diligence

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costs and expenses and reasonable fees and expenses of counsel to the Co-Administrative Agents), the Administrator (including reasonable fees and expenses of counsel to the Administrator) and the Banks (including reasonable fees and expenses of counsel to the Banks) incurred in connection with: (i) the negotiation, preparation, execution and delivery of this Agreement and each of the other Credit Documents (including schedules and exhibits thereto), and any amendments, waivers, consents, supplements or other modifications to this Agreement or any of the other Credit Documents as may from time to time be hereafter required, whether or not the transactions contemplated hereby and thereby are consummated; provided, that the Borrowers shall only be responsible for the out-of-pocket expenses of each of the Co-Administrative Agents in the case of this clause (i); and/or (ii) the collection of Obligations due hereunder, under the Notes, the Letters of Credit or any of the other Credit Documents; and/or (iii) the defense, protection, preservation, realization or enforcement of any of the rights or remedies of any of the Co-Administrative Agents, the Administrator or any of the Banks under any provisions of this Agreement, any of the Notes or under any of the other Credit Documents; and/or (iv) the syndication of the Loans; and/or (v) except to the extent such action, suit or proceeding arose as a result of the gross negligence, bad faith or willful misconduct of such Co-Administrative Agent or the Administrator or such Bank, any action, suit or proceeding in accordance with this Section 10.1 (whether or not an Indemnified Party is a party or is subject thereto); provided, that no fees and expenses of counsel for the Banks (other than the Co-Administrative Agents and the Administrator) shall be payable by the Company unless incurred after an Event of Default has occurred.

Section 10.2.  Prejudgment Remedy Waiver; Other Waivers. EACH OF THE BORROWERS ACKNOWLEDGES THAT THE FINANCING EVIDENCED HEREBY IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903A OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH ANY CO-ADMINISTRATIVE AGENT, THE ADMINISTRATOR OR ANY BANK MAY DESIRE TO USE, AND FURTHER WAIVES DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF ANY RENEWALS OR EXTENSIONS. THE COMPANY ACKNOWLEDGES AND RESERVES ITS RIGHT TO NOTICE AND A HEARING SUBSEQUENT TO THE ISSUANCE OF A WRIT FOR PREJUDGMENT REMEDY AS AFORESAID AND THE CO-ADMINISTRATIVE AGENTS, THE ADMINISTRATOR AND THE BANKS ACKNOWLEDGE THE COMPANY’S RIGHT TO SAID HEARING SUBSEQUENT TO THE ISSUANCE OF SAID WRIT.

Section 10.3.  Covenants to Survive; Binding Agreement. All covenants, agreements, warranties, representations and statements of any Borrower made herein, in the Notes, in any of the other Credit Documents or in any certificates or other documents delivered by or on behalf of any Borrower pursuant hereto shall be deemed to have been relied on by each of the Co-Administrative Agents, the Issuer and each of the Banks notwithstanding any investigation heretofore or hereafter made by it, and shall survive the advances of money made by any Bank to any Borrower hereunder, the delivery of the Notes, the Letters of Credit and each of the other Credit Documents and all such covenants, agreements, warranties and

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representations shall be binding upon the Company and inure to the benefit of the Bank(s) and their respective successors and assigns, whether or not so expressed.

Section 10.4.  Amendments and Waivers. Neither this Agreement, the Notes, the Letters of Credit or any of the other Credit Documents, nor any term, covenant or condition hereof or thereof may be changed, waived, discharged, modified or terminated except by a writing executed in compliance with Section 8.6. No failure on the part of any of the Co-Administrative Agents, the Administrator, the Issuer, or any of the Banks to exercise, and no delay in exercising, and no course of dealing with respect to, any right, remedy or power hereunder, under any Note, any Letter of Credit, or under any other Credit Document shall preclude any other or future exercise thereof, or the exercise of any other right, remedy or power. No waiver shall extend to or affect any obligation not expressly waived.

Section 10.5.  Successors and Assigns.

    (a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Co-Administrative Agents and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Co-Administrative Agents, the Administrator, the Issuer and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

    (b)  Assignments by Banks. Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided, that

    (i)  except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrator or, if “Trade Date” is specified in the Assignment and Assumption, as of the

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 Trade Date, shall not be less than $5,000,000 unless each of the Administrator and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

    (ii)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans or Bid Loans;

    (iii)  any assignment of a Commitment must be approved by the Co-Administrative Agents, the Issuer and the Swing Line Bank (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

    (iv)  the parties to each assignment shall execute and deliver to the Administrator an Assignment and Assumption, together with a processing and recordation fee in the amount of $2,500, and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrator an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrator pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 1.17 and Section 8.5(c) with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.

    (c)  Register. The Administrator, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrator Funding Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrator and the Co-Administrative Agents and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a

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Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Bank may request and receive from the Administrator a copy of the Register.

    (d)  Participations. Any Bank may at any time, without the consent of, or notice to, any Borrower, the Administrator or the Co-Administrative Agents, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Bank’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrator, the Co-Administrative Agents, the Banks and the Issuer shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.6 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 1.17 and Section 1.18 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.5 as though it were a Bank

    (e)  Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 1.17 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.

    (f)  Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

    (g)  Electronic Execution of Assignments. The words “execution,”“signed,”“signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each

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of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

    (h)  Resignation as Swing Line Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Company and the Banks, resign as Swing Line Bank. In the event of any such resignation as Swing Line Bank, the Company shall be entitled to appoint from among the Banks a successor Swing Line Bank hereunder; provided, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as Swing Line Bank. If Bank of America resigns as Swing Line Bank, it shall retain all the rights of the Swing Line Bank provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Banks to make Base Rate Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 1.6. Upon the appointment of a successor Swing Line Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Bank.

Section 10.6.  Notices. Except as otherwise permitted herein, all notices, requests, consents, demands and other communications hereunder shall be in writing and shall be mailed by first class mail or sent by overnight courier or delivered in hand or sent by telegraph or facsimile transmission to the respective parties to this Agreement as follows:

The Company:	Kaman Corporation 1332 Blue Hills Avenue Bloomfield, Connecticut 06002
Attention: Robert M. Garneau Executive Vice President & Chief Financial Officer
Facsimile No: (860) 243-7354
The Co-Administrative Agents:	The Bank of Nova Scotia 1 Liberty Plaza Floors 22-26 165 Broadway New York, NY 10006
Attention: Todd Meller
Facsimile No: 212.225.5254
Bank of America, N.A. 100 Federal Street Boston, MA 02110 Mail Stop: MA5-100-11-02
Facsimile No: 617.434.0474
The Administrator:	Bank of America, N.A. 100 Federal Street Boston, MA 02110 Mail Stop: MA5-100-11-02
Attention: Matthew C. Correia
Facsimile No: 617.434.0474
Each of the Banks and Issuers:	As set forth below such Bank’s or Issuer’s signature hereto.

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Notices hereunder shall be deemed to have been given when (a) if delivered by hand or telecopied or otherwise telecommunicated, to a responsible officer of the party to which it is directed, at the time of receipt thereof by such officer, (b) if sent by registered or certified mail, postage prepaid, three days after the date when mailed, or (c) if sent by overnight mail or overnight courier service, to such a responsible officer, when received by such officer. With respect to notices given by any Borrower to the Administrator pursuant to Section 1.3, Section 1.4, Section 1.6 or Section 1.11 hereof, such notices may be given by telephone if they are confirmed by a writing received by the Administrator within one (1) Business Day after the giving of such telephonic notice and in any event prior to funding or conversion of the borrowing pursuant to Section 1.3, Section 1.4 or Section 1.6 or prepayment pursuant to Section 1.11.

Section 10.7.  Headings; Severability: Entire Agreement. Section and subsection headings have been inserted herein for convenience only and shall not be construed as part of this Agreement. Every provision of this Agreement, the Notes and the other Credit Documents is intended to be severable; if any term or provision of this Agreement, the Notes, the other Credit Documents, or any other document delivered in connection herewith or therewith shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. All Exhibits and Schedules to this Agreement shall be annexed hereto and shall be deemed to be part of this Agreement. This Agreement, the other Credit Documents and the Exhibits and Schedules attached hereto embody the entire Agreement and understanding between the Company, the Banks, the Administrator and the Co-Administrative Agents and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 10.8.  Governing Law. This Agreement and each other Credit Document shall be construed and enforceable in accordance with, and governed by, the laws of the State of New York.

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Section 10.9.  Counterparts. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

Section 10.10.  Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11.  Consent to Jurisdiction. For the purposes of any action or proceeding involving this Agreement or any of the Notes or any other Credit Document, each of the parties hereto on the date hereof hereby expressly consents to the exclusive jurisdiction of any Federal or state court located in Connecticut or New York. Each party becoming a Bank hereunder after the date hereof pursuant to an Assignment and Assumption shall, in such Assignment and Assumption, consent to the exclusive jurisdiction of any Federal or state court located in Connecticut or New York.

Section 10.12.  Effective Date. This Agreement shall become effective among the parties hereto as of the Effective Date.

Section 10.13.  Guarantee. The Company hereby absolutely, unconditionally and irrevocably

    (a)  guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of any other Obligor, including any Subsidiary for whose account a Letter of Credit is issued, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)), and

    (b)  indemnifies and holds harmless each Co-Administrative Agent, Bank, Administrator, Issuer and each holder of a Note (herein, a “Bank Party”) for any and all costs and expenses (including reasonable attorney’s fees and expenses) incurred by

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such Bank Party, in enforcing any rights under the guarantee provided for in this Section 10.13 (the “Guarantee”).

This Guarantee constitutes a guaranty of payment when due and not of collection, and the Company specifically agrees that it shall not be necessary or required that any Bank Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Company or any other Obligor (or any other Person) before or as a condition to the obligations of the Company hereunder.]

Section 10.13.2.  Acceleration of Guarantee. The Company agrees that, in the event of the dissolution or insolvency of the Company or any other Obligor (including any Subsidiary for whose account a Letter of Credit has been issued), or the inability or failure of the Company or such other Obligor to pay debts as they become due, or an assignment by the Company or such other Obligor for the benefit of creditors, or the commencement of any case or proceeding in respect of the Company or such other Obligor under any bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Obligations of the Company may not then be due and payable, the Company will pay to the Bank Parties forthwith the full amount which would be payable hereunder by the Company if all such Obligations were then due and payable.

Section 10.13.3.  Guarantee absolute, etc. This Guarantee shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of the Company have been paid in full, all obligations of each other Obligor under each Credit Document shall have been paid in full and all Commitments shall have terminated. The Company guarantees that the Obligations of each other Obligor (including any Subsidiary for whose account a Letter of Credit has been issued) will be paid strictly in accordance with the terms of the Credit Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Bank Party with respect thereto. The liability of the Company under this Guarantee shall be absolute, unconditional and irrevocable irrespective of:

    (a)  any lack of validity, legality or enforceability of any Domestic Subsidiary Guarantee, any Letter of Credit or any other Credit Document;

    (b)  the failure of any Bank Party

    (i)  to assert any claim or demand or to enforce any right or remedy against any other Obligor or any other Person (including any other guarantor) under the provisions of any Domestic Subsidiary Guarantee, Letter of Credit or any other Credit Document or otherwise, or

    (ii)  to exercise any right or remedy against any other guarantor of, or collateral securing, any Obligations of any other Obligor;

    (c)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of any other Obligor, or any other extension, compromise or renewal of any Obligation of any other Obligor;

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    (d)  any reduction, limitation, impairment or termination of the Obligations of any other Obligor for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Obligations of any other Obligor or otherwise;

    (e)  any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any Domestic Subsidiary Guarantee, Letter of Credit or any other Credit Document;

    (f)  any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty (including any other Domestic Subsidiary Guarantee), held by any Bank Party securing any of the Obligations; or

    (g)  any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any other Obligor, any surety or any guarantor.

Section 10.13.4.  Reinstatement, etc. The Company agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Bank Party, upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

Section 10.13.5.  Waiver, etc. The Company hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of any Obligor and this Guarantee and any requirement that either of the Co-Administrative Agents or any other Bank Party protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations.

Section 10.13.6.  Postponement of Subrogation, etc. The Company will not exercise any rights which it may acquire by way of rights of subrogation under this Guarantee, by any payment made hereunder or otherwise, until the prior payment, in full and in cash, of all Obligations of any Obligor (including any Subsidiary for whose benefit a Letter of Credit was issued). Any amount paid to the Company on account of any such subrogation rights prior to the payment in full of all Obligations shall be held in trust for the benefit of the Bank Parties and shall immediately be paid to the Administrator and credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement; provided, that if

(a)  the Company has made payment to the Bank Parties of all or any part of the Obligations, and

(b)  all Obligations have been paid in full and all Commitments have been permanently terminated,

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each Bank Party agrees that, at the Company’s request, the Administrator, on behalf of the Bank Parties, will execute and deliver to the Company appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Company of an interest in the Obligations of each other Obligor resulting from such payment by the Company. In furtherance of the foregoing, for so long as any Obligations or Commitments remain outstanding, the Company shall refrain from taking any action or commencing any proceeding against any other Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under this Guarantee to any Bank Party]

Section 10.14.  USA Patriot Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Co-Administrative Agents (each for itself and not on behalf of any Bank) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Bank or the Co-Administrative Agents, as applicable, to identify such Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this REVOLVING CREDIT AGREEMENT to be executed by their duly authorized officers as of the date first written above.

KAMAN CORPORATION
By:	/s/ Robert M. Garneau
Name: Robert M. Garneau
Title: Executive Vice President CFO

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THE BANK OF NOVA SCOTIA, as a Co-Administrative Agent
By:	/s/ Todd S. Meller
Name: Todd S. Meller
Title: Managing Director

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BANK OF AMERICA, N.A. as a Co-Administrative Agent and the Administrator
By:	/s/ Matthew C. Correia
Name: Matthew C. Correia
Title: Assistant Vice President

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BANKS
THE BANK OF NOVA SCOTIA, as a Bank and as an Issuer
By:	/s/ Todd S. Meller
Name: Todd S. Meller
Title: Managing Director

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BANK OF AMERICA, N.A. as a Bank and as an Issuer
By:	/s/ Kenneth S. Struglia
Name: Kenneth S. Struglia
Title: Managing Director

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CITIBANK, N.A., as a Bank
By:	/s/ William McAndrew
Name: William McAndrew
Title: Vice President

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JPMORGAN CHASE BANK, N.A., as Syndication Agent and a Bank
By:	/s/ Peter M. Killea
Name: Peter M. Killea
Title: Vice President

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KEYBANK NATIONAL ASSOCIATION, as Documentation Agent and a Bank
By:	/s/ Suzannah Harris
Name: Suzannah Harris
Title: Vice President

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WEBSTER BANK NATIONAL ASSOCIATION, as a Bank
By:	/s/ Robert M. Annon, Jr.
Name: Robert M. Annon, Jr.
Title: Senior Vice President

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KAMAN CORPORATION

Revolving Credit Agreement

Schedule 1.1	Commitments
Schedule 2(a)	Existing Letters of Credit issued by Scotia Capital under the Existing Credit Agreement
Schedule 2(b)	Other Existing Letters of Credit
Exhibit A -	Form of Revolving Loan Notice
Exhibit B-1 -	Form of Bid Request
Exhibit B-2 -	Form of Competitive Bid
Exhibit C -	Form of Swing Line Loan Notice
Exhibit D-1 -	Form of Revolving Note
Exhibit D-2 -	Form of Swing Line Note
Exhibit D-3	Form of Competitive Bid Note
Exhibit E -	Form of Designated Borrower Request and Assumption Agreement
Exhibit F -	Form of Designated Borrowing Notice
Exhibit G -	Form of Compliance Certificate
Exhibit H -	Form of Assignment and Assumption
Exhibit I -	Form of Domestic Subsidiary Guarantee